UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Papa John’s International, Inc.
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Notice of Annual Meeting of Stockholders

Tuesday, April 26, 2022 11:00 a.m. Eastern Time	Virtual Meeting Site : www.virtualshareholdermeeting.com/PZZA2022

Items of Business

●	Election of the nine directors nominated by the Board of Directors named in the attached Proxy Statement;
●	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for 2022;
●	Advisory approval of the Company’s executive compensation;
●	A stockholder proposal contained in this Proxy Statement, if properly presented at the Annual Meeting; and
●	Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Record Date  February 25, 2022

A Proxy Statement describing matters to be considered at the Annual Meeting is attached to this Notice. Only stockholders of record at the close of business on February 25, 2022 are entitled to receive notice of and to vote at the meeting or any adjournment or postponement thereof.

Stockholders are cordially invited to participate in the meeting virtually via our live webcast. Following the formal items of business to be brought before the meeting, we will discuss our 2021 results and answer your questions.

Thank you for your continued support of Papa John’s.

By Order of the Board of Directors,

Jeffrey C. Smith
Chair	March 22, 2022

Internet	Telephone	Mail	Webcast

Visit the Web site noted on your proxy card to vote via the Internet.	Use the toll-free telephone number on your proxy card to vote by telephone.	Sign, date and return your proxy card in the enclosed envelope to vote by mail.	Participate in the meeting and vote at www.virtualshareholdermeeting.com/PZZA2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 26, 2022 — this Proxy Statement and the Papa John’s 2021 Annual Report are available at www.papajohns.com/investor.

To Fellow Stockholders:

During the past three years serving on Papa John’s Board as its Chair, I have had the opportunity to observe, support, and partner with a company managing through significant challenges: first a crisis around its brand and culture, and then a once-in-a-century global pandemic, and now the tragic crisis in Ukraine that has shocked the world.

Thanks to the hard work of our team members and franchisees and the Executive Leadership Team, Papa John’s has done more than overcome these challenges. Today, the BETTER INGREDIENTS. BETTER PIZZA. company is indeed a better and stronger company, with more momentum and long-term opportunity than ever in its history.

In early 2019, I invested in Papa John’s and joined its Board because I believed deeply in the fundamental strength and value of the Papa John’s brand and system. At the time, though, I recognized that “some innovative thinking and fresh perspective to determine how best to leap forward for the benefit of customers, employees, franchisees and of course, stockholders” was required to realize this potential, as I wrote in my 2019 letter to stockholders.

Soon thereafter, the Board took steps to strengthen and diversity the Company’s leadership. We added five new directors to the Board and recruited Rob to be the Company’s President and CEO. Under his leadership, we strengthened and streamlined the management team and aligned the Company to execute on the strategic priorities that mattered most, especially innovation.

A year later in early 2020, the Company was moving forward, “rebuilding our culture, refocusing on the profitability of our restaurants, reinforcing the quality of our pizza and using innovation to engage customers and drive sales,” as I wrote to stockholders. “Papa John’s is a great brand, with amazing products, fantastic team members and franchisee partners, and a delicious plan for the future.”

At the start of 2020, none of us could have imagined what the next 12 months had in store. A year later, I shared my pride with stockholders of how the Papa John’s team had acted quickly to navigate and manage risk during the first year of the pandemic. Working together, they prioritized the safety of team members and customers, ensuring our restaurants could stay open, serve our communities safe and delicious food, and meet the increasing demand for food delivery.

Rather than throwing out our values and plan in the face of a new crisis, our team and franchisees doubled down on them, successfully navigating extraordinary conditions while accelerating the brand’s transformation, innovation and growth. The proof? Fiscal 2020’s industry-leading comparable sales growth, higher earnings and record free cash flow.

2020’s success led to a question I sometimes heard, though: Could Papa John’s sustain its momentum in 2021 and long-term, growing on top of 2020’s record gains even as the economy began to reopen?

I write you today to definitively say yes. In 2021, Papa John’s delivered record system-wide sales and adjusted EPS. Comparable sales continued to grow at double digits, well in excess of industry peers. With highly attractive unit economics, our development activity accelerated, and we signed multiple historic development deals.

Confirming the potential I saw in 2019 when I first invested, and in 2020 when Rob and the team began executing our plan to transform the company, I am proud to say that Papa John’s is an inclusive and innovative company with great franchisees and a differentiated, premium brand that has tremendous long-term global growth potential.

As I have said before, I could not be happier with the progress that the team has made thus far, and I am truly excited for the future. I look forward to continuing to work with this world-class team and fantastic board.

On behalf of the Papa John’s Board and management team, I thank you for your continued support.

Sincerely,

Jeffrey C. Smith
Chair of the Board

To Our Stockholders, Team Members, Franchisees and Customers:

As I write you in early March 2022, I’d like to express my sincere hope for a peaceful resolution to the crisis in Ukraine as soon as possible. Papa John’s stands with much of the globe in condemning aggression and violence. We are doing what we can to aid refugees in Eastern Europe by providing both financial support and donating dry ingredients to the humanitarian efforts on the ground. People First is one of Papa John’s core values, and we will continue to strive to do the right thing for our team members, franchisees, customers, communities and shareholders.

The last two years have presented unprecedented challenges for the entire world. However, thanks to the hard work and dedication of Papa John’s team members and franchisees and the unwavering support of our stockholders and customers, Papa John’s delivered another record year in 2021.

We achieved strong comparable sales growth and industry outperformance for a second consecutive year, and we demonstrated our ability to sustainably grow, even during one of the most uncertain and difficult business environments we have ever seen.

By leaning into Papa John’s differentiated BETTER INGREDIENTS. BETTER PIZZA.® positioning, our menu innovation is delivering high-value, premium products that customers love, such as Epic Stuffed Crust and New York Style pizza.

Digital innovation is another pillar of Papa John’s sustained comparable sales growth, as digital sales through our app, website and aggregator partnerships now represent over 75% of our domestic sales. With 23 million members at the end of 2021 – almost double the number we had in 2019 – our loyalty program Papa Rewards has been a huge success. Papa Rewards members are our most valuable customers because we directly engage them with targeted, personalized offers.

After 10 consecutive quarters of comparable sales growth, North America average annual unit sales exceeded $1.1 million in 2021. Today, our franchisees are highly profitable and well-positioned to grow our brand and Papa John’s development momentum is at an all-time high.

Our team also delivered an outstanding year for development, opening 250 net new units and signing long-term development deals with highly experienced, well capitalized franchisees who are taking advantage of the tremendous whitespace available to Papa John’s.

In addition, we closesd our two largest international and domestic development agreements ever last summer, and in January 2022 we announced an agreement to open over 1,350 new stores across South China by 2040. We believe this is the largest development deal ever announced in the pizza industry. This partnership alone stands to grow Papa John’s global unit count by 25%.

I’m also proud to say that we delivered strong value for our stockholders in 2021: adjusted operating margins expanded by more than 300 basis points, adjusted earnings per diluted share rose 150% to $3.51 – a record for the company – and we returned over $112 million to common shareholders through share repurchases and dividends.

These results demonstrate how our differentiated strategy has enabled us to protect margins, even in the inflationary environment our industry and economy is now experiencing short-term, and positions us to expand margins long-term.

Our franchisees, our operators and our team members have all been working harder than ever to continue to safely serve their customers and communities. Every day we’ve benefited from their dedication to manage through staffing constraints, which have intensified during the pandemic.

Papa John’s will always strive to be the employer of choice in our industry. We have invested in wages and continue to offer our team members hiring and referral bonuses, as well as expanded health, wellness, paid time-off and access to college education.

We are also creating an environment where everyone belongs, which is one of Papa John’s core values. Last year we received multiple workplace recognitions, including on Forbes’ lists of the “World’s Best Employers” and “America’s Best Employers for Diversity.” In January, we were honored again to receive a top score from the Human Rights Campaign on its 2022 Corporate Equality Index, which recognizes the top companies for LGBTQ+ workplace inclusion.

Finally, I’d like to note our strong progress aligning the Company’s growth investments, balance sheet and capital return strategies with our outlook for strong system-wide revenue, earnings and free cash flow growth.

We significantly increased our investments in technology and new store development. We retired our Series B Convertible Preferred Stock, lowering our cost of capital. We refinanced our debt, locking in attractive interest rates and flexible terms and adding to our liquidity. We also increased the common dividend by 56% and authorized an additional $425 million share repurchase program, demonstrating our confidence in Papa John’s long-term future.

I feel more confident than ever that Papa John’s is moving forward on a long-term growth path, with tremendous promise and potential, thanks to our team members and franchisees.

When I joined Papa John’s two and half years ago, I imagined Papa John’s one day becoming the world’s best pizza company. In 2021 we came much closer to making that goal a reality.

Thank you for your continued support.

Sincerely,

Rob Lynch,
President and CEO

PAPA JOHNS

PATH TO LONG-TERM, SUSTAINABLE GROWTH

LEADERSHIP

DIVERSE LEADERS WITH PROVEN RECORDS BUILDING GREAT COMPANIES

BOARD OF DIRECTORS

Jeffrey C. Smith, Chair | Christopher L. Coleman | Olivia F. Kirtley | Laurette T. Koellner | Robert Lynch, President & CEO | Jocelyn C. Mangan | Sonya E. Medina | Shaquille R. O'Neal | Anthony M. Sanfilippo

EXECUTIVE LEADERSHIP

Robert Lynch, President & CEO | Ann Gugino, Chief Financial Officer | Marvin Boakye, Chief People & Diversity Officer | Madeline Chadwick, SVP, Communications & Corporate Affairs | Amanda Clark, Chief Development Officer | Justin Falciola, Chief Insights & Technology Officer | Anne Fischer, Chief Marketing & Digital Officer | Shane Hutchins, Chief Supply Chain Officer | Caroline Miller Oyler, Chief Legal & Risk Officer | Jack H. Swaysland, Chief Operating Officer, International | Max Wetzel, EVP, Chief Commercial Officer

PURPOSE

A BIG PURPOSE AND OPPORTUNITY

WE LOVE PIZZA.
PIZZA BRINGS US ALL TOGETHER.
THE WORLD DESERVES BETTER PIZZA AND PAPA JOHNS DELIVERS IT.

VALUES

VALUES THAT BRING OUT OUR BEST

PEOPLE FIRST
Customer and Team Member Focus

EVERYONE BELONGS
Diversity, Equity, Inclusion and Teamwork

DO THE RIGHT THING
Integrity, Character and Community

INNOVATE TO WIN
Think Differently and Lead Change

HAVE FUN!
It's Pizza, It Has To Be Fun!

PRIORITIES

FOCUSED PRIORITIES THAT DELIVER THE BIGGEST IMPACT

IMPROVE
the unit-level profitability and viability of our operations and franchisees

ESTABLISH
the superiority of our pizza via commercial platforms

BUILD
a technology infrastructure that enables our business operations

EXPAND
our footprint domestically and internationally

PAPA JOHNS®

ROADMAP FOR CORPORATE RESPONSIBILITY

WHAT MATTERS MOST	PEOPLE	PIZZA	PLANET
WHAT IT LOOKS LIKE	Building a culture of leaders who believe in diversity, inclusivity and winning	Providing a superior, high-quality pizza by using simple, clean ingredients	Taking steps to reduce our impact on the environment
OUR PRIORITIES	• Diversity & Equal Opportunity • Occupational Health & Safety • Employee Compensation & Benefits • Employee Recruitment & Retention	• Food Safety & Hygiene • Food Quality • Traceability of Ingredients • Nutrition & Allergen Labeling	• Sustainable Packaging • Waste Management & Recycling • Food Waste Reduction • Energy Efficiency
OUR PROGRESS	• Ranked #1 pizza company among the World's Best Employers by Forbes • Received a Silver Medal in the WorkL Workplace Awards 2021, recognizing organizations with high level of employee engagement • Established new hiring, referral and appreciation bonuses for front-line corporate team members	• Leveraged the quality of our pizza and creativity of our team to donate money to community organizations - $3M+ raised for The Papa John's Foundation through Shaq-a-roni *Pizza with a Purpose* campaign	• Diverted more than 242,000 pounds of waste by recycling our reusable dough trays at end of life • Reduced food waste by donating more than 253,000 meals of surplus food to people in need

COMMITMENT TO OUR VALUES

COMMITMENT TO DIVERSITY, EQUITY AND INCLUSION

LEADERSHIP & SENIOR MANAGEMENT

54% members are diverse*

MANAGING INCLUSION TRAINING

94% completion rate
Sr. Manager and above

CONSCIOUS INCLUSION TRAINING

84% completion rate
Individual Contributors

*Female and/or Black executive leadership team members

COMMUNITY ENGAGEMENT

$2.7 MILLION IN GRANTS

awarded to nonprofit partners, including $1 million to local community organizations through our franchisee grant program, The Papa John's Foundation's Building Community Fund

AWARDS & RECOGNITIONS

Forbes — One of America's Best Employers for Diversity

HUMAN RIGHTS CAMPAIGN — Earned 100% score on Human Rights Campaign Foundation's Corporate Equality Index

Proxy Statement

The Board of Directors (the “Board”) of Papa John’s International, Inc. (the “Company”) is soliciting proxies for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held virtually at 11:00 a.m. Eastern Time on April 26, 2022, and at any adjournment or postponement of the meeting. We have adopted a virtual format for our Annual Meeting again this year to provide a consistent and safe experience to all stockholders regardless of location. We will provide a live webcast of the Annual Meeting at www.virtualshareholdermeeting.com/PZZA2022. An audio recording of the entire Annual Meeting will be available on the Papa John’s Investor Relations website after the meeting. This Proxy Statement and the enclosed proxy card are first being mailed or given to stockholders on or about March 22, 2022.

At the Annual Meeting, stockholders will be asked to vote on the matters outlined in the Notice of Annual Meeting of Stockholders. These include the election of nine directors to the Board; the ratification of the selection of Ernst & Young LLP (“EY”) as the Company’s independent auditors for 2022; an advisory approval of the Company’s executive compensation; and a stockholder proposal, if properly presented at the annual meeting.

Virtual Stockholder Meeting

The Annual Meeting will be conducted via live webcast. You are entitled to participate in the Annual Meeting only if you were a stockholder as of the close of business on February 25, 2022 or if you hold a valid proxy for the Annual Meeting.

You will be able to participate in the Annual Meeting online by visiting www.virtualshareholdermeeting.com/PZZA2022. You also will be able to vote your shares electronically at the Annual Meeting (other than shares held through the Papa John’s International, Inc. 401(k) Plan, which must be voted by April 21, 2022).

To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or on the voter instruction form that accompanied your proxy materials.

The meeting webcast will begin promptly at 11:00 a.m. Eastern Time on April 26, 2022. Online access will begin at 10:45 a.m. Eastern Time, and we encourage you to access the meeting prior to the start time.

We will also make the Annual Meeting accessible to anyone who is interested, including team members and other constituents, by visiting the same link at www.virtualshareholdermeeting.com/PZZA2022. Non-stockholder guests will not be permitted to vote or submit questions at the Annual Meeting.

Submitting questions at the Annual Meeting

If you are a stockholder as of the close of business on February 25, 2022, and access the Annual Meeting using the 16-digit control number included on your proxy card or on the voter instruction form that accompanied your proxy materials, you can submit questions electronically at the Annual Meeting during the webcast. During the live Q&A session of the meeting, members of our executive leadership team and our Chair of the Board will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all stockholders, the Chair (or such other person designated by our Board) may exercise broad discretion in recognizing stockholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at www.virtualshareholdermeeting.com/PZZA2022.

If you have technical difficulties or trouble accessing the virtual meeting

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:

844-976-0738 (toll-free)

303-562-9301 (international)

2022 Proxy Statement     1

Corporate Governance

Principles of corporate governance that guide the Company are set forth in the Company’s Board committee charters, the Company’s Corporate Governance Guidelines and the Company’s Code of Ethics and Business Conduct, all of which are available on our website at www.papajohns.com by first clicking “Investor Relations” and then “Corporate Governance.” (The information on the Company’s website is not part of this Proxy Statement and is not soliciting material.) The principles set forth in those governance documents were adopted by the Board to ensure that the Board is independent from management, that the Board adequately oversees management, and to help ensure that the interests of the Board and management align with the interests of the stockholders. The Board annually reviews its corporate governance documents.

Majority Voting Standard for Director Elections

Our Amended and Restated By-laws (the “By-laws”) provide for a majority voting standard for uncontested director elections and a mechanism for consideration of the resignation of an incumbent director who does not receive a majority of the votes cast in an uncontested election. Under the majority voting standard, a majority of the votes cast means that the number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. In contested elections where the number of nominees exceeds the number of directors to be elected, the vote standard will be a plurality of votes represented in person or by proxy and entitled to vote on the election of directors. In addition, if an incumbent director is nominated in an uncontested election, the director nominee is required, as a condition of the director’s nomination, to submit an irrevocable letter of resignation to the Chair of the Board. If an incumbent director nominee does not receive a majority of the votes cast, the Corporate Governance and Nominating Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind the decision within 90 days from the date of certification of the election results. The director whose resignation is being considered will not participate in the recommendation of the Committee or the Board’s decision.

Code of Ethics and Business Conduct

The Company’s Code of Ethics and Business Conduct, which is the Company’s code of ethics applicable to all directors, officers and team members worldwide, embodies the Company’s global principles and practices relating to the ethical conduct of the Company’s business and its longstanding commitment to honesty, fair dealing and full compliance with all laws affecting the Company’s business.

The Board has established procedures for any person, including a team member, to submit confidential and anonymous reports of suspected or actual violations of the Company’s Code of Ethics and Business Conduct relating, among other things, to:

●	violations of the federal securities laws;
●	fraud or error in the Company’s accounting, audit or internal controls, financial statements and records; or
●	misconduct by any member of the Company’s senior management.

The procedures for reporting issues and concerns may be found on our website at www.papajohns.com, by first clicking “Investor Relations” and then “Corporate Governance.”

Director Independence

The Board has determined that seven of the Company’s nine current directors are “independent” as defined by applicable law and Nasdaq listing standards, as follows: Christopher L. Coleman, Olivia F. Kirtley, Laurette T. Koellner, Jocelyn C. Mangan, Sonya E. Medina, Anthony M. Sanfilippo and Jeffrey C. Smith. Each of our Audit, Compensation, and Corporate Governance and Nominating committees is comprised only of independent directors, as identified below under the heading “Committees of the Board of Directors.”

Robert M. Lynch is not considered to be independent because he serves as President and Chief Executive Officer of the Company. Shaquille O’Neal is not considered to be independent because he is a franchisee of the Company and a brand ambassador of the Company as described under “Transactions with Related Persons” below.

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CORPORATE GOVERNANCE

Ms. Kirtley is a member of the board of directors of U.S. Bancorp. We have a banking relationship with U.S. Bancorp that predates Ms. Kirtley’s appointment to the U.S. Bancorp board of directors. Ms. Kirtley is also a member of the board of directors of Delta Choice, Inc., a nonprofit subsidiary of the Company’s dental insurance carrier. The Board reviewed these relationships and determined that they do not impact Ms. Kirtley’s independence or her business judgment.

Hedging and Pledging Policy

Pursuant to our Insider Trading Compliance Policy, we prohibit employees, officers and directors from pledging any Company securities as collateral for a loan, or from holding any Company securities in a margin account. This policy also prohibits employees, officers and directors from entering into hedging transactions involving Company securities, including purchasing financial instruments such as prepaid variable forwards, equity swaps, collars, exchange funds and similar transactions. Hedging transactions means any transaction that hedges or offsets, or is designed to hedge or offset, any decrease in the market value of Company securities. Notwithstanding this restriction, pursuant to the terms of the Securities Purchase Agreement dated as of February 3, 2019 (the “Securities Purchase Agreement”), by and among the Company and certain funds affiliated with, or managed by, Starboard Value LP (collectively, “Starboard”), Starboard is expressly permitted to pledge Company securities acquired under the Securities Purchase Agreement. As Chief Executive Officer of Starboard Value LP, our Chair, Jeffrey C. Smith, may be deemed to beneficially own the securities owned by Starboard. Mr. Smith expressly disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Board Leadership Structure and Risk Management

Under our Corporate Governance Guidelines, our Board elects a Chair of the Board with the duties set forth in our By-laws. When the position of Chair of the Board is not held by an independent director, the independent directors will elect a Lead Independent Director. Jeffrey C. Smith, our current Chair, is independent; accordingly, we do not currently have a Lead Independent Director.

Our Board has a standing Audit Committee, Compensation Committee, and Corporate Governance and Nominating Committee. Each of these Board committees is comprised solely of independent directors, with each of the committees having a separate chair. See “Committees of the Board of Directors” below for a description of each of these Board committees and its members. In addition, an independent committee of the Board (the “Committee of Independent Directors”) was formed in January 2021 with various responsibilities related to the evaluation of a possible transaction with Starboard regarding shares of the Company’s Series B convertible preferred stock held by Starboard. The Committee of Independent Directors was dissolved in July 2021 following the conclusion of its work.

The key responsibilities of the Board include developing the strategic direction for the Company and providing oversight for the execution of that strategy by management. The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding the Company’s financial, strategic and operational issues, as well as the risks associated with each, and that oversight includes a thorough and comprehensive annual review of the Company’s strategic plan and Enterprise Risk Management program.

At the committee level, risks are reviewed and addressed as follows:

●	The Audit Committee oversees management of financial risks; legal and regulatory risks; food safety, information technology and cybersecurity risks; as well as the Company’s Enterprise Risk Management program, reporting on such matters to the full Board. The Audit Committee’s agendas include discussions of individual and emerging risk areas throughout the year, and through its oversight of our Enterprise Risk Management program, the Audit Committee monitors management’s responsibility to identify, assess, manage and mitigate risks. Our Enterprise Risk Management program is comprised of a cross-functional, management-level Enterprise Risk Management team that helps establish a culture of managing and mitigating risk and coordination of risk management between our executive team and the Board.
●	The Compensation Committee is responsible for overseeing the assessment and mitigation of risks relating to the Company’s compensation policies and practices and incentive compensation arrangements for its employees, and also oversees succession planning and human capital management. The Compensation Committee reviews our compensation policies and practices to determine whether they subject us to unnecessary or excessive risk. As a result of that evaluation, including a review of the plan design and governance aspects of our compensation programs discussed below in the Compensation Discussion and Analysis, the Compensation Committee concluded that the risks arising from those policies and practices are not reasonably likely to have a material adverse effect on the Company.
●	The Corporate Governance and Nominating Committee manages risks associated with potential conflicts of interest and reviews governance and compliance issues with a view to managing associated risks, including oversight of our compliance program with respect to our Code of Ethics and Business Conduct, monitoring of risks associated with

2022 Proxy Statement     3

CORPORATE GOVERNANCE

workplace discrimination and harassment, and our policies regarding diversity and inclusion, culture and internal pay equity. The Corporate Governance and Nominating Committee also oversees the Company’s initiatives on sustainability and environmental, social and governance matters.

While each committee is responsible for evaluating and overseeing the management of such risks, the Board is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from the President and Chief Executive Officer, Chief Financial Officer, Chief Legal and Risk Officer, and other Company officers with roles in managing risks.

Stockholder Engagement in 2021

Our Board of Directors and our management believe it is important to proactively engage with stockholders. In 2021, we had discussions with stockholders collectively holding more than a majority of our outstanding common stock. This engagement was conducted by senior decision-makers at the Company, including the CEO, the CFO and other members of management.

Areas of particular focus in the engagement included: corporate strategy; our development and innovation activities; the impact of the pandemic, labor shortages and related macroeconomic trends on our business; executive compensation; governance matters; corporate social responsibility; human capital and our diversity, equity and inclusion initiatives; and board composition.

Feedback from stockholders is shared with the Board and the applicable committees on a regular basis.

Independent Chair of the Board

Jeffrey C. Smith serves as our independent Chair of the Board. Our Board believes an independent Chair provides a strong leadership structure and sound governance in the best interests of the Company and its stockholders, working with the Board, the Company’s Chief Executive Officer and management to establish and further the Company’s strategic objectives. When the position of Chair of the Board is not held by an independent director, the independent directors will elect a Lead Independent Director, with the duties described in the Company’s Corporate Governance Guidelines.

Meetings of the Board of Directors

The Board held seven meetings in 2021. Each director attended at least 75% of the meetings of the Board and the Board committees on which he or she served during 2021.

Meetings of the Independent Directors

At meetings of both the Board and the Board committees, the Company’s independent directors meet in regular executive sessions in which members of management do not participate. These sessions typically occur in conjunction with regularly scheduled Board or committee meetings. The Chair of the Board currently chairs executive sessions of the Board. If the position of Chair is not held by an independent director, the Lead Independent Director will chair such executive sessions.

Annual Meetings of Stockholders

The Company does not have a policy regarding director attendance at the Annual Meeting, but we encourage each of our directors to attend each Annual Meeting of the Company’s stockholders whenever attendance does not unreasonably conflict with the director’s other business and personal commitments. All nine directors attended the 2021 Annual Meeting.

Committees of the Board of Directors

The Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee facilitate and assist the Board in the execution of its responsibilities. In accordance with Nasdaq listing standards, each of these standing committees is comprised solely of independent directors. Charters for each of our standing committees are available on the Company’s website at www.papajohns.com by first clicking on “Investor Relations” and then “Corporate Governance.” The charter of each standing committee is also available in print to any stockholder who requests it.

4     2022 Proxy Statement

CORPORATE GOVERNANCE

Audit Committee

Members: Laurette T. Koellner (Chair) Olivia F. Kirtley Jocelyn C. Mangan Meetings in Fiscal 2021: 5

The Audit Committee’s purpose is to assist the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its subsidiaries. The Audit Committee is responsible for the appointment, compensation and retention of the independent auditors and oversees the performance of the internal auditing function and the Company’s compliance program with respect to legal and regulatory requirements and risk management. The Audit Committee meets with management and the independent auditors to review and discuss the annual audited and quarterly unaudited financial statements, reviews the integrity of our accounting and financial reporting processes and audits of our financial statements, and prepares the Audit Committee Report included in this Proxy Statement. The responsibilities of the Audit Committee are more fully described in the Audit Committee’s Charter.

Each member of the Audit Committee is independent as determined by the Board, based upon applicable laws and regulations and Nasdaq listing standards. In addition, the Board has determined that each member of the Audit Committee is able to read and understand fundamental financial statements and each of Ms. Koellner and Ms. Kirtley is an “audit committee financial expert” as defined by Securities and Exchange Commission (“SEC”) rules.

Compensation Committee

Members: Anthony M. Sanfilippo (Chair) Christopher L. Coleman Sonya E. Medina Meetings in Fiscal 2021: 7

The Compensation Committee oversees the Company’s compensation programs and is responsible for overseeing and making recommendations to the Board regarding the Company’s overall compensation strategies, succession planning and human capital management. Specifically, the Compensation Committee reviews and approves annually the compensation of the Company’s executive officers, including the executive officers named in the Summary Compensation Table below (our “named executive officers” or “NEOs”). The Committee has the authority to administer our equity plans and is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards. In addition, the Committee is responsible for recommending stock ownership guidelines for the executive officers and directors, for recommending the compensation and benefits to be provided to non-employee directors, and for reviewing and approving the establishment of broad-based incentive compensation, equity-based, and retirement or other material employee benefit plans. The Committee also reviews risks, if any, created by the Company’s compensation policies and practices and provides recommendations to the Board on compensation-related proposals to be considered at the Annual Meeting.

The Committee has the authority to retain compensation consultants, outside counsel and other advisers. The Committee has engaged Frederick W. Cook & Company (“FW Cook”) to advise it and to prepare market studies of the competitiveness of components of the Company’s compensation program for its senior executive officers, including the named executive officers. FW Cook does not provide any other services to the Company. The Committee performed an assessment of FW Cook’s independence to determine whether the consultant is independent and, based on that assessment, determined that the firm’s work has not raised any conflict of interest and the firm is independent. See “Compensation Discussion and Analysis” for a further description of the Compensation Committee’s use of FW Cook during 2021, as well as the role of our executive officers in determining or recommending the amount or form of compensation paid to our named executive officers during 2021, and the Committee’s process in setting compensation.

The responsibilities of the Compensation Committee are more fully described in the Committee’s Charter.

2022 Proxy Statement     5

CORPORATE GOVERNANCE

Corporate Governance and Nominating Committee

Members: Christopher L. Coleman (Chair) Sonya E. Medina Anthony M. Sanfilippo Meetings in Fiscal 2021: 6

The Corporate Governance and Nominating Committee assists the Board in identifying qualified individuals for service as directors of the Company and as Board committee members, evaluates incumbent directors before recommending renomination, and recommends all such approved candidates to the Board for appointment or nomination to the Company’s stockholders. The Corporate Governance and Nominating Committee selects as candidates for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders. The Corporate Governance and Nominating Committee recommended the nomination of all nine incumbent directors for re-election to the Board at the Annual Meeting.

In addition, the Committee develops and monitors the process for evaluating Board effectiveness, oversees the development and administration of the Company’s corporate governance policies and the Company’s compliance program with respect to the Company’s Code of Ethics and Business Conduct. It also reviews and approves matters pertaining to possible conflicts of interest and related person transactions. See the discussion under “Approval of Related Person Transactions” below. The Committee oversees the Company’s commitment to corporate values and policies regarding diversity, equity and inclusion (“DEI”). To fulfill this mandate, the Committee provides oversight of the Company’s human resources compliance programs, including policies and procedures for monitoring discrimination and harassment, as well as the Company’s strategies and policies regarding DEI and culture. The Corporate Governance and Nominating Committee also is responsible for consideration of, and reporting to the full Board on, governance matters, including the Company’s initiatives on sustainability and environmental, social and governance (“ESG”) matters, ESG reporting, and public policy matters.

The responsibilities of the Corporate Governance and Nominating Committee are more fully described in the Committee’s Charter.

Sustainability, Environmental and Social

At Papa John’s, we believe that people are our most important ingredient, and we are dedicated stewards of our communities and the environment. As noted above, the Corporate Governance and Nominating Committee has been tasked with overseeing the Company’s commitment to corporate values of diversity, equity and inclusion and the Company’s initiatives on sustainability and environmental, social and governance matters. We published our first full Corporate Responsibility Report for fiscal year 2019, in the second quarter of 2020, and an interim Corporate Responsibility Report covering 2020 activities in the second quarter of 2021. We plan to publish our 2021 Corporate Responsibility Report in May 2022. These reports are available on the Company’s website.

Diversity, Equity and Inclusion

Our Papa John's family includes approximately 115,000 corporate and franchise team members around the globe, representing all walks of life. We are in communities large and small and are proud to serve customers from all backgrounds, reflecting our Company value of “Everyone Belongs.” Our commitment to diversity, equity and inclusion is rooted in our belief that having a Papa John's family that fully reflects and celebrates the global nature of our brand is the right way to do business.

We are building a culture of leaders who believe in inclusivity, diversity and winning. Our efforts, led by our Chief People and Diversity Officer reporting to the CEO and enabled by a team of four DEI experts, embed our culture and core values in our team members’ day-to-day experiences through inclusive performance, recognition, and innovation practices.

We are continuously implementing initiatives to diversify our workforce and leadership pipeline, embed policies and practices that ensure fairness and instill and reward behaviors across the organization that foster a culture of belonging and increase employee engagement. Out of the eleven members of our Executive Leadership Team, five identify as female and two identify as Black. We have also launched multiple corporate initiatives over the past several years to support diversity, equity and inclusion. Some examples are our affordable healthcare plans and free virtual healthcare visits available to all

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CORPORATE GOVERNANCE

part-time and full-time team members; the launch of The Papa John’s Foundation for Building Community (the “Foundation”); our Day of Service with Boys & Girls Clubs of America; and the creation of eight inclusion resource groups with global and enterprise team member participation.

Workplace Health and Safety

As part of the Company’s enterprise-wide safety management system, Papa John’s invests in training, technology and people to protect both our customers and team members. All Papa John’s team members, from those at our corporate office to those working in our warehouses and restaurants, receive annual safety training based on the requirements of their roles.  Our Quality Control Centers and restaurant operations undergo annual safety audits, as well as random safety checks by regional safety managers and field safety coordinators.

We have also taken steps to mitigate the impact of the ongoing COVID-19 pandemic on our team members and our customers by implementing extra health and safety measures across our business, including No Contact Delivery and enhanced cleaning and sanitization measures.

Human Rights

We strive for the highest standards of integrity and human rights in all of our business activities, including our supply chain. Our standard agreements with key suppliers mandate that each product sold to Papa John's will meet good manufacturing practices requirements applicable wherever the product is manufactured, produced, distributed, transported or stored. In addition to these requirements, which include supplier audits, and as part of our ongoing efforts to achieve and improve our standards of high quality and community responsibility throughout our business, we incorporate into our standard supply agreements specific prohibitions against suppliers' use of forced labor or facilitation of slavery and human trafficking, including certification, verification and audit procedures, and we strive to ensure Company representatives receive training to support those efforts. Our commitment to human rights is also demonstrated in our Code of Ethics.

Community

We aim to be a strong corporate citizen by striving to make the communities we serve better places to work, live and play. In partnership with customers and franchisees, we raised more than $3 million in 2021 for the Foundation through the Shaq-a-Roni Pizza with a Purpose campaign. The funds support leading nonprofit organizations focused on Youth Leadership & Entrepreneurship, Food Security, and Food Waste Reduction, as well as The Papa John’s Foundation Building Community Fund, a grant program allowing franchisees to award funds to local community organizations.

Environment

Papa John’s is committed to being a good steward of the environment. We have undertaken numerous initiatives related to environmental sustainability, including in the areas of energy savings and recycling. Papa John’s invests in new technologies and processes to improve the efficiency of our restaurants and commercial operations in several ways. In doing so, we are also lowering our greenhouse gas emissions. Across our Quality Control Centers, restaurants, and corporate headquarters we have taken steps to reduce our environmental impact, including installing LED lighting at our restaurants and corporate headquarters, outfitting power-saving technology in our pizza ovens, and reducing hot water and natural gas use in our Quality Control Centers.

To reduce single-use packaging, we transport our fresh pizza dough from our Quality Control Centers to our restaurants in reusable dough trays. When no longer fit for use, we grind and repurpose the trays, which otherwise would be disposed. In 2021, we diverted more than 242,000 pounds of waste from landfills by recycling these trays.

We also work to reduce food waste in our restaurants by more accurately forecasting and sourcing ingredients, and donating surplus food to community organizations serving people in need. Since 2010, we have donated 3.4 million meals through Papa John’s Harvest Program by the Food Donation Connection. This included approximately 253,000 meals in 2021.

2022 Proxy Statement     7

CORPORATE GOVERNANCE

Communications with the Board

Stockholders of the Company may communicate with the Board in writing addressed to:

Board of Directors
c/o Corporate Secretary
Papa John’s International, Inc.
P.O. Box 99900
Louisville, Kentucky 40269-0900

The Secretary will review each stockholder communication. The Secretary will forward to the entire Board (or to members of a Board committee, if the communication relates to a subject matter clearly within that committee’s area of responsibility) each communication that (a) relates to the Company’s business or governance, (b) is not offensive and is legible in form and reasonably understandable in content, and (c) does not merely relate to a personal grievance against the Company or a team member or further a personal interest not shared by the other stockholders generally.

Nominations for Directors

Identifying Qualified Candidates

The Corporate Governance and Nominating Committee assists the Board in identifying qualified persons to serve as directors of the Company. The Committee evaluates all proposed director nominees, evaluates incumbent directors before recommending renomination, and recommends all approved candidates to the Board for appointment or nomination to the Company’s stockholders.

The Corporate Governance and Nominating Committee expects qualified candidates will have high personal and professional integrity and ability and will be able to contribute to the Board’s effectiveness in serving the interests of the Company’s stockholders. The Committee considers diversity in its nomination of directors to the Board, and in its assessment of the effectiveness of the Board and its committees. In considering diversity, the Corporate Governance and Nominating Committee looks at a range of different personal factors in light of the business, customers, suppliers and employees of the Company. The range of factors includes diversity of race, ethnicity, gender, age, cultural background and personal background. The Committee considers skills and experience, such as prior board service, financial expertise, international experience, industry experience, technology experience and leadership skills, including prior management experience. In addition, the Committee also considers qualifications that include evidence of: independence, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with the Company’s interests. The Committee considers these criteria in the context of the perceived needs of the Board as a whole and seeks to achieve and maintain the diversity of the Board. Although the Board does not establish specific goals with respect to diversity, the overall diversity of the Board is a significant consideration in the nomination process. Currently over half of our Board nominees self-identify as being diverse based on gender, race, or ethnicity (two of whom are diverse by race/ethnicity and four by gender), and the Board’s collective experience covers a range of experience across different countries and industries. The Corporate Governance and Nominating Committee also considers the length of service of the Company’s Board members, balancing the value of long-standing Board service with the perspective of directors more recently joining the Board.

The charts below illustrate the composition of our nominees by age distribution, tenure, and self-identified diversity statistics:

Age Distribution	Tenure

Average Age: 55	Average Tenure: 6.3 years

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CORPORATE GOVERNANCE

Board Diversity Matrix (As of February 3, 2022)

Total Number of Directors	9
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	4	5	-	-
Part II: Demographic Background
African American or Black	-	1	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	-	-	-
Hispanic or Latinx	1	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	3	4	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	-
Did Not Disclose Demographic Background	1

The Corporate Governance and Nominating Committee reports regularly to the full Board on its assessment of the composition and functioning of the Board. The Company has focused on assembling a group of Board members who collectively possess the skills and experience necessary to oversee the business of the Company, structure and oversee implementation of the Company’s strategic plan, and maximize stockholder value in a highly competitive environment.

The Corporate Governance and Nominating Committee will consider candidates for election to the Board recommended by a stockholder in accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and will do so in the same manner as the Committee evaluates any other properly recommended nominee. Any nomination by a stockholder of a person for election to the Board at an annual meeting of stockholders, or a special meeting of stockholders called by the Board for the purpose of electing directors, must be received at the Company’s principal offices not less than 60 days nor more than 90 days prior to the scheduled date of the meeting and must comply with certain other requirements set forth in the Company’s Certificate of Incorporation. However, if less than 70 days’ notice of the date of the annual meeting is given, notice by the stockholder must be received no later than 10 days following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which public disclosure of the date of the meeting was made by the Company.

Nominations must be addressed to the Chair of the Corporate Governance and Nominating Committee in care of the Secretary of the Company at the Company’s headquarters address listed below and must be received on a timely basis in order to be considered for the next annual election of directors:

Chair of the Corporate Governance and Nominating Committee
c/o Corporate Secretary
Papa John’s International, Inc.
P.O. Box 99900
Louisville, Kentucky 40269-0900

2022 Proxy Statement     9

Item 1. Election of Directors

Our By-laws provide that the Board is authorized to fix from time to time the number of directors within the range of three to fifteen members, and currently the Board size is set at nine members. Directors are elected annually to one-year terms and each director nominee has consented to being named in this Proxy Statement and has agreed to serve if elected.

We believe the nominees set forth below possess an appropriate mix of skills, experience, and leadership designed to drive board performance and properly oversee the interests of the Company, including our long-term corporate strategy. Our nominees include seven independent directors (78%), four female directors (44%), and a broad range of professional experience. The nominees also reflect a balanced approach to tenure that will allow the Board to benefit from a mix of newer directors who bring fresh perspectives and seasoned directors who bring continuity and a deep understanding of our complex business.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

Set forth below is information concerning the nominees for election, including their principal occupations, business experience, background, key skills and qualifications, and ages as of the date of this Proxy Statement. The key skills and qualifications are not intended to be an exhaustive list of each nominee’s skills or contributions to the Board, but rather the specific skills and qualifications that led to the conclusion that the person should serve as a director for the Company.

Nominees for Election to the Board

Christopher L. Coleman
Age: 53 Director since 2012 Committees: Compensation, Corporate Governance and Nominating (Chair)

Key Experience and Skills

Mr. Coleman’s extensive financial experience and international business acumen provide insight and expertise to the Board in these key areas.

Professional Experience

Mr. Coleman is based in the UK, where he is Group Head of Banking at Rothschild & Co. He is a Global Partner of Rothschild & Co, Chairman of Rothschild & Co Bank International and also serves on a number of other boards and committees of the Rothschild & Co Group, which he joined in 1989.

Mr. Coleman currently serves as a non-executive director of Barrick Gold Corporation (NYSE: GOLD) (and is a member of its compensation committee and its corporate governance and nominating committee). Mr. Coleman was previously non-executive Chairman of Randgold Resources until the Barrick Gold-Randgold merger in 2019.

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ITEM 1. ELECTION OF DIRECTORS

Olivia F. Kirtley
Age: 71 Director since 2003 Committees: Audit

Key Experience and Skills

Ms. Kirtley brings extensive experience, expertise and insight to our Board in the areas of audit, risk management and public company corporate governance and compensation. In addition to her expertise in audit and tax issues developed in part as a senior manager at a predecessor to Ernst & Young LLP (“EY”), Ms. Kirtley also brings corporate management experience from her tenure at Vermont American Corporation, including the positions of Treasurer, Vice President Finance and Chief Financial Officer at that company.

Professional Experience

Ms. Kirtley, a certified public accountant, is a business consultant on strategic and corporate governance issues. She is a former chief financial officer and former senior manager at a predecessor to the accounting firm EY. From 2014 to 2016, she served as President and Board Chairman of the International Federation of Accountants. She has also served as Chairman of the American Institute of Certified Public Accountants and Chairman of the AICPA Board of Examiners for the U.S. CPA Examination.

Ms. Kirtley has served as a director of U.S. Bancorp since 2006 (NYSE: USB) (currently serving as Lead Director and on its compensation and governance committees), as a director of ResCare, Inc. aka BrightSpring Health from 1998 to 2019 (including service as the chairman of its audit committee and member of its governance committee), and as a director of Randgold Resources from 2017 until the Barrick Gold-Randgold merger in 2019 (including service as a member of its audit and remuneration committees).  Ms. Kirtley also serves on the board and audit committee of Bexion Pharmaceuticals, a private clinical-stage biopharmaceutical company.

Laurette T. Koellner
Age: 67 Director since 2014 Committees: Audit (Chair)

Key Experience and Skills

As a former executive of a publicly traded company, Ms. Koellner brings extensive experience to the Board in the areas of complex business operations, finance and accounting, and international business. In addition, she brings extensive corporate governance and compensation experience and insight as a director of other public companies.

Professional Experience

Ms. Koellner most recently served as Executive Chairman of International Lease Finance Corporation, a subsidiary of American International Group, Inc. (“AIG”) from June 2012 until its May 2014 sale to AerCap Holdings N.V. Ms. Koellner served as President of Boeing International, a division of The Boeing Company, where she held a variety of financial and business leadership roles from 1997 until 2008, including as a member of the Office of the Chairman and Boeing’s Chief Administration and Human Resources Officer. Prior to her time with Boeing, Ms. Koellner spent 19 years at McDonnell Douglas Corp., which merged with The Boeing Company in 1997.

She currently serves on the board of directors of Celestica, Inc. (NYSE: CLS) (including service as the chair of its audit committee, and a member of its compensation and nominating and corporate governance committees), The Goodyear Tire & Rubber Company (Nasdaq: GT) (including service as Lead Director and as a member of its compensation, finance and executive committees) and Nucor Corporation (NYSE: NUE) (including service as chair of its audit committee and member of its compensation and executive development and governance and nominating committees).

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ITEM 1. ELECTION OF DIRECTORS

Robert M. Lynch
Age: 45 Director since 2019

Key Experience and Skills

Mr. Lynch brings to the board extensive restaurant industry and marketing experience, leading purpose-driven organizations and high-performing teams, and growing successful consumer brands.

Professional Experience

Mr. Lynch was appointed as President and Chief Executive Officer of the Company in August 2019. He joined Papa John’s from Arby’s Restaurant Group where he served as President from August 2017, and served as Brand President and Chief Marketing Officer from August 2013 to August 2017. During his time at Arby’s, he led the brand’s dramatic turnaround to strong growth and profitability. Prior to Arby’s, Mr. Lynch served as Vice President of Marketing at Taco Bell. He has more than 20 years combined experience in the quick service restaurant and consumer packaged goods industries, and also held senior roles at H.J. Heinz Company and Procter & Gamble.

Mr. Lynch currently serves on the board of Kontoor Brands, Inc. (NYSE: KTB) (including service on its audit and talent and compensation committees).

Jocelyn C. Mangan
Age: 50 Director since 2019 Committees: Audit

Key Experience and Skills

Ms. Mangan’s extensive experience with technology and product strategy  provides insight and expertise to the Board in these key areas.

Professional Experience

Ms. Mangan is the CEO and Founder of Him For Her, a social enterprise whose aim is to change for-profit boards of directors to include the world’s most talented women. She has served in this capacity since May 2018. Prior to that, Ms. Mangan held positions at Snagajob, serving as its COO from February 2017 to April 2018 and its Chief Product and Marketing Officer from May 2016 to February 2017. From May 2014 to October 2015, Ms. Mangan was SVP of Product at OpenTable.

Ms. Mangan currently serves on the board of ChowNow, an online food ordering system and marketing platform and Wag!, a technology platform that supports pet care.

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ITEM 1. ELECTION OF DIRECTORS

Sonya E. Medina
Age: 46 Director since 2015 Committees: Compensation, Corporate Governance and Nominating

Key Experience and Skills

Ms. Medina has extensive experience in brand management and communications, multi-cultural communities, social impact, and diversity, equity, and inclusion.

Professional Experience

Ms. Medina is a branding, social impact and communications strategist. Prior to becoming a consultant, she served as Vice President of Community and External Affairs for Silver Eagle Distributors, the nation’s largest distributor of Anheuser-Busch products from 2009 to 2013. Previously, Ms. Medina served as a White House commissioned officer in the capacity of Deputy Assistant to the President for Domestic Policy and Director of Projects to the First Lady, and as Director of the AT&T Global Foundation.

She is active in community and civic affairs. Ms. Medina founded the Latina Leadership Institute and travels globally to speak about women’s leadership, diversity, equity and inclusion, and corporate culture and governance.

Shaquille R. O’Neal
Age: 50 Director since 2019

Key Experience and Skills

Mr. O’Neal brings an entrepreneurial background and creative marketing skills to the Board.

Professional Experience

Mr. O’Neal’s business career includes success in broadcasting, endorsements, music, television and gaming. He has served as an analyst on Inside the NBA since 2011. He has been an investor in franchised and other restaurants since 2010, and actively operates Big Chicken, a fast casual fried chicken restaurant in Las Vegas, and Shaquille’s, a fine dining restaurant in Los Angeles.  Mr. O’Neal is considered to be one of the most dominant basketball players in NBA history, drafted by the Orlando Magic with the first overall pick in the 1992 NBA draft. His NBA career spanned from 1992 until 2011.

He serves on the national board of directors of Communities In Schools, a non-profit devoted to empowering students to stay in school and achieve in life.

2022 Proxy Statement     13

ITEM 1. ELECTION OF DIRECTORS

Anthony M. Sanfilippo
Age: 63 Director since 2019 Committees: Compensation (Chair), Corporate Governance and Nominating

Key Experience and Skills

Mr. Sanfilippo brings extensive operational, strategic and senior leadership experience in the hospitality industry, including casinos, hotels, restaurants and entertainment businesses.

Professional Experience

Mr. Sanfilippo is the co-founder of Sorelle Capital, Sorelle Entertainment and Sorelle Hospitality, a series of firms focused on investing in and helping entrepreneurs grow companies in hospitality sectors and related real estate ventures.

Mr. Sanfilippo most recently served as Chief Executive Officer and the chairman of the board of directors of Pinnacle Entertainment, Inc., a publicly traded gaming hospitality company with 16 casino locations in 10 states across the U.S. from March 2010 until its October 2018 sale to Penn National Gaming. He served as Pinnacle’s chairman of the board from May 2017 until its sale. Prior to joining Pinnacle, Mr. Sanfilippo served as President, Chief Executive Officer and a board member of Multimedia Games Inc., a publicly traded creator and supplier of comprehensive technology systems, content and electronic gaming devices for various segments of the gaming industry. Prior to joining Multimedia Games, he served as division president at Harrah's Entertainment, Inc., currently known as Caesars Entertainment, Inc., including serving as president and chief operating officer for Harrah’s New Orleans and a board member of Jazz Casino Corporation.

Mr. Sanfilippo serves as chairman of the board of Tivity Health, Inc. (Nasdaq: TVTY), a public company focused on enriching the lives of mature adults.

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ITEM 1. ELECTION OF DIRECTORS

Jeffrey C. Smith
Age: 49 Director since 2019 Chair of the Board

Key Experience and Skills

Mr. Smith brings extensive experience to the Board as an active change agent investor, having worked with more than 50 different public companies to improve operations, strategy and corporate governance for the benefit of stockholders, including oversight of successful restaurant turnaround and board transformation.

Professional Experience

Mr. Smith is a Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP, a New York-based investment adviser with a focused and fundamental approach to investing primarily in publicly traded U.S. companies, which he founded in April 2011, with a spin-off of the existing Value and Opportunity Fund. He currently serves as Chair of our Board of Directors and as a member of the board of directors of Cyxtera Technologies, Inc. (Nasdaq: CYXT) (“Cyxtera”). From January 1998 to April 2011, Mr. Smith was at Ramius LLC, a subsidiary of the Cowen Group, Inc., where he was a Partner and Managing Director and the Chief Investment Officer of the funds that comprised the Value and Opportunity investment platform. Prior to joining Ramius LLC in January 1998, he served as Vice President of Strategic Development and a director of The Fresh Juice Company, Inc. Mr. Smith began his career in the Mergers and Acquisitions department at Société Générale.

Mr. Smith served as chair of the board of Starboard Value Acquisition Corp. from November 2019 until it merged with Cyxtera in July 2021 and Advance Auto Parts, Inc. from May 2016 to May 2020. He served as chair of the board of Darden Restaurants, Inc. from October 2014 to April 2016. Mr. Smith was formerly on the boards of Perrigo Company plc from February 2017 to August 2019; Yahoo! Inc from April 2016 to June 2017; Quantum Corporation from May 2013 to May 2015; Office Depot, Inc. from August 2013 to September 2014; Regis Corporation from October 2011 until October 2013; and Surmodics, Inc. from January 2011 to August 2012. Mr. Smith also previously served as chair of the board of directors of Phoenix Technologies Ltd.; and as a director of Zoran Corporation, Actel Corporation, S1 Corporation, Kensey Nash Corporation, and the Fresh Juice Company, Inc.

There are no family relationships among the Company’s directors and executive officers.

2022 Proxy Statement     15

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information as of February 25, 2022 (except as noted otherwise), with respect to the beneficial ownership of our capital stock by (i) each of the named executive officers identified in the Summary Compensation Table in this Proxy Statement, (ii) each director or nominee for director of the Company, (iii) all directors and current executive officers as a group and (iv) each person known to the Company to be the beneficial owner of more than five percent of the outstanding common stock. As of February 25, 2022, there were 36,003,913 shares of common stock outstanding.

			Percent of
	Amount and Nature of		Common Stock
Name of Beneficial Owner	Beneficial Ownership(1)(2)		Outstanding
Marvin Boakye	14,906	(3)	*
Christopher L. Coleman	39,240		*
Ann B. Gugino	17,198		*
Olivia F. Kirtley	114,141	(4)	*
Laurette T. Koellner	33,593	(5)	*
Robert M. Lynch	89,947		*
Jocelyn C. Mangan	5,531		*
Sonya E. Medina	21,850		*
James A. Norberg	4,345		*
Shaquille R. O'Neal	5,531	(6)	*
Caroline Miller Oyler	60,481	(7)	*
Anthony M. Sanfilippo	11,879	(8)	*
Jeffrey C. Smith	2,773,455	(9)	7.7%
C. Max Wetzel	9,225		*
All 15 directors and current executive officers as a group	3,218,676	(10)	8.9%
*	Represents less than one percent of class.

	Common Stock Beneficially Owned
	Amount and Nature of	Percent
Other 5% Beneficial Owners	Beneficial Ownership(1)	Outstanding
BlackRock, Inc.(11)
55 East 52nd Street
New York, NY 10055	4,041,787	11.1%
T. Rowe Price Associates, Inc.(12)
100 E. Pratt Street
Baltimore, MD 21202	3,721,456	10.3%
The Vanguard Group(13)
100 Vanguard Blvd.
Malvern, PA 19355	3,415,750	9.4%
Starboard Value LP(14)
777 Third Avenue, 18th Floor
New York, NY 10017	2,759,360	7.6%
(1)	Based upon information furnished to the Company by the named persons and information contained in filings with the SEC. Under SEC rules, a person is deemed to beneficially own shares over which the person has or shares voting or investment power or of which the person has the right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the named persons have sole voting and investment power with respect to their shares and such shares are not subject to any pledge.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(2)	Includes the following shares subject to options exercisable within 60 days after February 25, 2022; time-based restricted stock, over which the named persons have sole voting power; and deferred stock units.

	Options		Director		Options		Director
	exercisable	Restricted	Deferred		exercisable	Restricted	Deferred
Name	within 60 days	Stock	Stock Units	Name	within 60 days	Stock	Stock Units
Marvin Boakye	7,552	5,582	—	Sonya E. Medina	12,907	—	5,735
Christopher L. Coleman	26,170	—	5,735	James A. Norberg	—	4,343	—
Ann B. Gugino	—	13,581	—	Shaquille R. O'Neal	—	—	5,531
Olivia F. Kirtley	14,509	—	5,735	Caroline Miller Oyler	37,780	4,051	—
Laurette T. Koellner	18,218	—	5,735	Anthony M. Sanfilippo	—	—	5,937
Robert M. Lynch	—	78,440	—	Jeffrey C. Smith	—	—	9,504
Jocelyn C. Mangan	—	—	5,531	C. Max Wetzel	—	4,861	—
(3)	Mr. Boakye also holds units deemed invested in 1,647 shares of common stock through a deferred compensation plan provided by the Company, which are not included in the shares reported.
(4)	Includes 37,499 shares held in a spousal trust over which Ms. Kirtley is trustee. Ms. Kirtley also holds units deemed invested in 75,687 shares of common stock through a deferred compensation plan provided by the Company, 51,201 of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported, and 24,486 of which are not included in the shares reported.
(5)	Ms. Koellner also holds units deemed invested in 3,582 shares of common stock through a deferred compensation plan provided by the Company, all of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported.
(6)	Mr. O’Neal also received a grant of 87,136 restricted stock units (“RSUs”) pursuant to his March 15, 2019 Endorsement Agreement as set forth in the Transactions with Related Persons section of this Proxy Statement. Mr. O’Neal received such RSUs as an agent of ABG-Shaq, LLC (“ABG-Shaq”), an entity affiliated with him, and has an obligation to deliver to ABG-Shaq any common stock issuable upon vesting of the RSUs. On June 12, 2020, 27,012 shares vested and were immediately transferred to ABG-Shaq; on March 15, 2021, 28,755 shares vested and were immediately transferred to ABG-Shaq; and on March 15, 2022, 31,369 shares vested and were immediately transferred to ABG-Shaq. Mr. O’Neal disclaims any direct or indirect beneficial ownership of the RSUs and underlying common stock.
(7)	Includes 609 shares held in the Company’s 401(k) Plan.
(8)	Includes 3,000 shares held in a family trust over which Mr. Sanfilippo and his wife serve as trustees. Mr. Sanfilippo also holds units deemed invested in 4,077 shares of common stock through a deferred compensation plan provided by the Company, 2,942 of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported, and 1,135 of which are not included in the shares reported.
(9)	Includes shares of our common stock directly held by Starboard Value and Opportunity Master Fund Ltd, (“Starboard V&O Fund”), Starboard Value and Opportunity S LLC (“Starboard S LLC”), Starboard Value and Opportunity C LP (“Starboard C LP”), Starboard P Fund LP (“Starboard P LP”), Starboard Value and Opportunity Master Fund L LP (“Starboard L Master”), Starboard X Master Fund Ltd (“Starboard X Master”) and Starboard Value LP through a managed account (the “Starboard Value LP Account”, and all such entities collectively, the “Starboard Entities”). Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP LLC ("Starboard Value GP"), the general partner of the investment manager of Starboard V&O Fund, and as a member and member of the Management Committee of Starboard Principal Co GP LLC ("Principal GP"), the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities directly and beneficially owned by Starboard V&O Fund. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the manager of Starboard S LLC, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities beneficially owned by Starboard S LLC. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard C LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities beneficially owned by Starboard C LP. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard P LP, may be deemed to beneficially own the securities directly and beneficially owned by Starboard P LP. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard L Master, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities beneficially owned by Starboard L Master.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of the investment manager of Starboard X Master, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities beneficially owned by Starboard X Master. Mr. Smith, solely by virtue of his position as a member of the Management Committee of Starboard Value GP, the general partner of Starboard Value LP, and as a member and member of the Management Committee of Principal GP, the general partner of the member of Starboard Value GP, may be deemed to beneficially own the securities held in the Starboard Value LP Account. All information regarding the Starboard Entities is based on the Schedule 13D/A filed with the SEC on August 20, 2021.

Mr. Smith also holds units deemed invested in 4,591 shares of common stock through a deferred compensation plan provided by the Company, all of which are distributable in an equivalent number of shares of common stock within 60 days of termination of service on the Board and are included in the shares reported.

(10)	Includes 120,013 shares subject to options exercisable within 60 days, 113,950 shares of unvested restricted stock, 49,443 director deferred stock units and 62,316 shares which may be acquired within 60 days of termination of service under the deferred compensation plan, held by all directors and executive officers. Holders of director deferred stock units or units deemed invested in common stock under the deferred compensation plan have no voting or investment power over any of the shares represented by these units. Does not include shares held by James A. Norberg, as his employment with the Company ended effective March 1, 2022.
(11)	All information regarding BlackRock Inc. and its affiliates is based on an Amendment to Schedule 13G filed with the SEC on January 27, 2022 by BlackRock, Inc. BlackRock reported that it has sole power to vote 3,910,991 shares and has sole dispositive power over 4,041,787 shares.
(12)	All information regarding T. Rowe Price Associates, Inc. is based on an Amendment to Schedule 13G filed with the SEC on March 10, 2022 by T. Rowe Price Associates, Inc. T. Rowe Price Associates, Inc. reported that it has sole power to vote 1,068,351 shares and sole dispositive power over 3,721,456 shares.
(13)	All information regarding The Vanguard Group is based on an Amendment to Schedule 13G filed with the SEC on February 9, 2022. The Vanguard Group reported that it has shared voting power over 62,961 shares, sole dispositive power of 3,322,700 shares, and shared dispositive power of 93,050 shares.
(14)	All information regarding Starboard Value LP is based on the Schedule 13D/A filed with the SEC on August 20, 2021. Starboard Value LP reported that it may be deemed to beneficially own 2,759,360 shares of common stock, over which it has sole dispositive and voting power. According to the Schedule 13D/A, the beneficial ownership of our common stock by the Starboard Entities is as follows: (i) Starboard V&O Fund has sole voting and dispositive power over 1,250,085 shares; (ii) Starboard S LLC has sole voting and dispositive power over 234,058 shares; (iii) Starboard C LP has sole voting and dispositive power over 132,345 shares; (iv) Starboard P LP has sole voting and dispositive power over 429,630 shares; (v) Starboard Value P GP LLC has sole voting and dispositive power over 429,630 shares; (vi) Starboard L Master has sole voting and dispositive power over 124,797 shares; (vii) Starboard Value L LP has sole voting and dispositive power over 124,797 shares; (viii) Starboard Value R LP has sole voting and dispositive power over 561,975 shares; (ix) Starboard Value R GP LLC has sole voting and dispositive power over 686,772 shares; (x) Starboard X Master has sole voting and dispositive power over 176,338 shares; (xi) Starboard Value GP has sole voting and dispositive power over 2,759,360 shares; (xii) Starboard Principal Co LP has sole voting and dispositive power over 2,759,360 shares; (xiii) Principal GP has sole voting and dispositive power over 2,759,360 shares; (xiv) Jeffrey C. Smith has sole voting and dispositive power over 13,751 shares and shared voting and dispositive power over 2,759,360 shares; and (xv) Peter A. Feld has shared voting and dispositive power over 2,759,360 shares. Each of the Starboard Entities and Messrs. Smith and Feld disclaim beneficial ownership of such shares except to the extent of its or his pecuniary interest therein.

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s
Executive Compensation — Compensation Discussion and Analysis

Introduction

This section describes the Company’s philosophy and program for compensating its executive officers as well as the compensation paid to its named executive officers (“NEOs”) for fiscal year 2021. The NEOs for fiscal year 2021 are:

●	Robert M. Lynch, President and Chief Executive Officer;
●	Ann B. Gugino, Chief Financial Officer;
●	C. Max Wetzel, Executive Vice President, Chief Commercial Officer;
●	Caroline Miller Oyler, Chief Legal and Risk Officer;
●	Marvin Boakye, Chief People and Diversity Officer; and
●	James A. Norberg, Former Chief Operating Officer, North America.

Executive Summary

2021 was another challenging year for our Company and employees, as we continued to navigate the ongoing COVID-19 pandemic and other related issues, such as supply chain constraints, inflation, and a tightening labor market. Despite these challenges, we prioritized the health and safety of our workforce, customers and communities and delivered strong results.

In 2021 the Company successfully executed on its strategic plan through menu innovation and international and domestic sales and unit growth. We continued to effectively navigate the risks and opportunities presented by the COVID-19 pandemic and its impact on our operations to deliver industry-leading results. We also oversaw the successful opening of our new corporate hub in Atlanta, Georgia, positioning ourselves for continued menu innovation and optimized integration across numerous corporate functions.

The Company delivered robust financial and operating results for 2021, with increases in North America and International comparable sales of 11.8% and 13.0%, respectively, over 2020 and $168.2 million of operating income in fiscal 2021, or an increase of 86.4%, over 2020. The results of our strong financial and operating performance were shared by our stockholders, as our 1-year total shareholder return (TSR) was 58.6%, which was in the top quartile of companies in the S&P 1500 restaurant category.  Highlights of our fiscal 2021 performance and three-year total shareholder return are shown below.

		[1]
Revenue Growth	Operating Income Growth	Adjusted Operating Income Growth (non-GAAP)[1]
14.1%	86.4%	88.4%
Diluted Earnings Per Common Share	Adjusted Diluted Earnings Per Common Share (non-GAAP)[1]	Cash Flow from Operating Activities
$0.12	$3.51	$184.7M

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

Papa John's vs. S&P 500
3 Year Total Shareholder Return
$ Return on Initial $100 Investment
$400
$350
$300
$250
$200
$150
$100
$50
$0
$346
$218
$161
$190
$150
$129
$100
2018
2019
2020
2021
As of End of Year
Papa John's
S&P 500

1	See Annex A to this Proxy Statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Consistent with our pay-for-performance philosophy and compensation program design, our fiscal 2021 executive compensation reflected our robust performance against key financial and operating metrics in 2021 that resulted in a maximum payout under our annual cash incentive plan in fiscal 2021 for our NEOs, which we refer to as our Management Incentive Plan (“MIP”). The performance-based units granted in 2019 under our Long-Term Incentive Program (“LTIP”) also paid out at the maximum 150% level in 2021, as our TSR over the 2019-2021 performance period was above the 80th percentile of our TSR peer group, demonstrating the strong performance of our Company over the last three years.

In addition, in 2022, as part of the Company’s commitment to live our values and demonstrate leadership in the industry, we introduced for the first time an Environmental, Social and Governance (“ESG”) performance metric into the MIP.  The purpose of the ESG metric is to align management compensation with key 2022 ESG priorities set out by the Corporate Governance and Nominating Committee, including in the areas of workforce diversity and environmental impact.

Our Executive Compensation Process

Peer Group Companies and Benchmarking

Market pay levels and practices, including those of a relevant peer group, are among many factors the Compensation Committee considers in making compensation decisions. The market review is intended to provide an external framework on the range and reasonableness of compensation and to ensure we can provide competitive compensation needed to attract and retain the caliber of leadership critical to our success. The Compensation Committee reviews market data for all pay elements but does not target NEO compensation with respect to a specific benchmark, such as “median” or “50th percentile.” The Compensation Committee believes that dependence solely on benchmark data can detract from the focus on the performance of the individual NEO and his or her contribution to Company performance.

The Compensation Committee in consultation with FW Cook, its independent compensation consultant, reviews the peer group annually.  For competitive comparisons used to inform 2021 compensation decisions, the peer group included the companies in the following table.  The Committee believes the companies in the peer group share many characteristics

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

with the Company, including a common industry, market capitalization and other financial criteria, and are an appropriate group of comparable companies with which we compete for executive talent.

COMPETITIVE PEER GROUP
BJ's Restaurants, Inc.	Cracker Barrel Old Country Store, Inc.	Dunkin' Brands Group, Inc.*
Bloomin' Brands	Darden Restaurants	Jack in the Box Inc.
Brinker International, Inc.	Denny’s Corp.	Red Robin Gourmet Burgers, Inc.
The Cheesecake Factory, Inc.	Dine Brands Global, Inc.	Texas Roadhouse, Inc.
Chipotle Mexican Grill, Inc.	Domino’s Pizza, Inc.	The Wendy’s Company
*

In 2021, we removed Dunkin’ Brands Group, Inc. from the peer group after it became a private company at the end of 2020. However, data from Dunkin’ Brands was still in the competitive analysis that was used to inform 2021 pay decisions. The peer group was otherwise unchanged from 2020.

Role of Compensation Consultants in the Executive Compensation Process

The Compensation Committee retained FW Cook as its independent compensation consultant for 2021. FW Cook reports directly to the Compensation Committee and does not provide any other services to the Company. The Compensation Committee regularly reviews and assesses FW Cook’s independence pursuant to SEC and Nasdaq rules and has determined that the firm is independent and has no conflicts of interest with the Company. The Committee seeks input from FW Cook on compensation trends, appropriate peer group companies and market survey data, and specific compensation decisions as discussed in this Compensation Discussion and Analysis.

Role of Management in the Executive Compensation Process

In making 2021 compensation decisions, the Compensation Committee requested input from the CEO, who reviewed the performance of the NEOs and other executives (other than himself), provided recommendations to the Committee on NEOs’ and other executives’ compensation, and provided perspective on the performance of the management team (other than himself). The Committee reviews and discusses pay decisions related to the CEO in executive session without the CEO present, and in accordance with Nasdaq rules, Mr. Lynch was not present when his compensation was being discussed or approved.

The Committee’s determination of each NEO’s compensation was based on a qualitative and quantitative review and assessment of many factors, including the individual’s performance, experience, scope of responsibilities, leadership and leadership development, and the importance of the NEO to the successful execution of our strategies.

Stockholder Input/Say-on-Pay Vote

The Company considers input from stockholders, including the results of the annual advisory vote on executive compensation (“say-on-pay proposal”), in determining compensation for our NEOs. At our 2021 Annual Meeting of stockholders, approximately 99% of the votes cast on the say-on-pay proposal were in favor. Stockholders’ positive support of our executive compensation program and business strategy is one of many factors the Committee uses in determining compensation for our NEOs.

Engagement with our stockholders over the past year covered a range of topics, such as our corporate strategy; our development and innovation activities; the impact of the pandemic, labor shortages and related macroeconomic trends on our business; executive compensation; governance matters; ESG issues and corporate social responsibility; human capital and our diversity, equity, and inclusion initiatives; and board composition. We also engaged with proxy advisory firms and conducted multiple investor roadshows and presentations.  We are committed to seeking feedback from stockholders as it helps inform our executive compensation decisions, including the addition of a new ESG metric in the 2022 MIP.

Compensation Policy Highlights

Consistent with stockholder interests and market best practices, our executive compensation program includes the following sound governance features:

●	No executives have an employment agreement other than the CEO.
●	No “single trigger” change of control payments.
●	No guaranteed bonus or base pay increases, other than sign-on payments and inducements for newly recruited executives.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

●	No repricing or cash buyouts of underwater stock options or granting of discount-priced stock options. We have not issued stock options since 2020.
●	Multi-year vesting and performance periods for annual equity grants.
●	“Clawback” of certain performance-based compensation in the event the Company is required to prepare an accounting restatement to the extent the restatement indicates that the performance goals were not achieved.
●	Risk mitigation features including robust stock ownership requirements, multiple performance metrics to deter excessive focus on a singular performance goal in the annual MIP, and an annual risk assessment by the Compensation Committee.
●	Use of an independent compensation consultant to provide advice in structuring pay packages for executives, which reflect the Company’s pay-for-performance philosophy.
●	No dividends or dividend equivalent rights paid on unexercised stock options or unearned performance-based units.
●	No hedging or pledging of Company stock by executive officers or directors. See “Hedging and Pledging Policy” above.

Fiscal 2021 Executive Compensation Overview

Our executive compensation program is designed to support the successful execution of the Company’s ongoing growth strategy and our Better Ingredients. Better Pizza.® brand promise, while taking into consideration market and evolving best practices. In 2021, the Compensation Committee continued its practice of providing to its NEOs the following components of executive compensation:

Pay Component	Description	2021 Actions and Payments
Base Salary	Fixed cash compensation.

Mr. Wetzel received a 10% increase as a market adjustment to his base salary, and then a 9% increase in connection with his promotion to EVP, Chief Commercial Officer. Mr. Norberg, Ms. Oyler, and Mr. Boakye received salary increases of 1.8%, 2.8%, and 2.6%, respectively. No other current NEO received a base salary increase in 2021.

Annual Cash Incentive Compensation (under MIP)

Provides an annual cash incentive to the NEOs and others within the Company based upon achievement of preestablished annual performance goals related to Post-MIP Operating Income, Net Development and North America Comparable Sales.

Based on 2021 Operating Income, Net Development, and North American Comparable Sales achievements versus targets, 2021 NEO payouts for MIP were 200% of their annual targets.
Long-term Compensation ● Restricted Stock – 40% ● Performance-based units – 60%	Time-based Restricted Stock: 3-Year Ratable Vesting, Performance-based units earned based on the Company’s three-year relative TSR.

In 2021, each NEO received a target long-term incentive plan (LTIP) award comprised of 60% of performance-based units and 40% of restricted stock. Mr. Boakye also received a one-time restricted stock award in recognition of his leadership of the corporate restructuring and Atlanta office projects. Performance-based units granted in 2019 were paid out at 150% of target (the maximum) as relative TSR over the 2019-2021 performance period was above the 80th percentile of the performance peers.

Tying Pay to Performance

The Compensation Committee aligns the majority of NEO compensation to short- and long-term performance objectives.  While salary is a fixed element of compensation, increases in salary are not guaranteed, and all other elements of compensation above are tied to Papa John’s overall performance. In 2021, the Committee applied our pay-for-performance philosophy by:

●	Setting rigorous, objective performance goals under the annual cash incentive award, the MIP.

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●	Granting performance-based units under the LTIP that are tied to relative TSR versus the 22 other companies in the S&P 1500 restaurant category, measured over a three-year period.
●	Granting restricted stock awards that typically vest over three years, tying executive compensation to long-term service and the creation of long-term stockholder value. Award levels are tied to individual performance and individual success in driving results.

Consistent with our pay-for-performance compensation philosophy, executives with the greatest potential to impact the Company’s success by achieving the Company’s strategic and performance objectives receive a greater proportion of “at-risk” or variable compensation. For 2021, 85% of Mr. Lynch’s compensation at target and 65% of our other current NEOs’ compensation at target (without consideration of sign-on or other one-time awards) was tied to specific performance objectives or our total shareholder return.

PERFORMANCE BASED UNITS
23%
RESTRICTED STOCK
16%
SALARY
35%
ANNUAL INCENTIVE
26%

Average NEO Variable Compensation at Target 65%[1]

(1)	Average NEO variable compensation does not include compensation paid to former Chief Operating Officer, N.A., James Norberg as he stepped down from his executive role prior to the end of the year.

Elements of Fiscal 2021 Executive Compensation

Base Salary

Annual base salary increases are typically considered each year and upon organizational changes that may occur throughout the year. No executive officer has a guaranteed salary increase. The analysis for adjustments to base salary compensation considers all of the factors described under “Our Executive Compensation Process” above. Adjustments to base salary typically occur during the first quarter each year. The base salary for Mr. Wetzel was adjusted from $500,000 to $550,000 in early 2021 to align closer to market. In September 2021, Mr. Wetzel’s base salary was further adjusted from $550,000 to $600,000 to reflect his promotion to Executive Vice President, Chief Commercial Officer. In addition, several other NEOs received market adjustments to their base salaries in 2021:  Ms. Oyler’s base salary was adjusted from $437,750 to $450,000, Mr. Boakye’s base salary was adjusted from $390,000 to $400,000, and Mr. Norberg’s base salary was adjusted from $442,000 to $450,000. The base salaries of Mr. Lynch and Ms. Gugino did not increase in 2021.

Short-Term Cash Incentive Compensation

In 2021, our short-term cash incentive program under the MIP was designed to reward achievement of annual performance objectives. Fifty percent of MIP was based on the operating income metric, and achievement of threshold operating income was also required for any cash payout, even if non-income metrics were achieved. The remaining fifty percent of MIP was based on comparable sales and net development metrics, equally weighted. If a non-income metric, which were net unit development (North America and International) and comparable sales (North America) (in each case, as defined and calculated in the table below) exceeded the target goals, then the plan would provide for payout on that metric at the greater of 100% or the same payout percentage as the operating income metric. The maximum potential payout is 200% of each executive’s target. The Company believes the plan design with built-in limits prevents paying excessive awards when our post-MIP operating income does not meet our objectives for the full year and is an important element in mitigating the risk of focusing on short-term performance.

For 2021, post-MIP operating income (as defined in the table below) significantly exceeded target resulting in performance of 337% on that particular metric. Likewise, our net development, and comparable sales for North America also significantly exceeded target resulting in performance of 337% on those particular metrics. Overall payout under the 2021 MIP would have been 337% but overall payouts were reduced due to the maximum overall payout being capped at 200% of annual target.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

In 2021, performance metrics and the target and actual results of the MIP included:

						Calculated
						Payout	Award
Metric	Definition	Weighting	Target(1)	Actual Results		Percentage	Percentage
Post-MIP Operating Income	Consolidated corporate operating income net of non-controlling interests.	50%	$135,000,000	$176,400,000	(2)	337%	168%
Net Development	Global system-wide store openings less store closings.	25%	150 units	250 units		337%	84%
North America Comparable Sales	North America system-wide comparable sales (average same-store, year-over-year sales), an industry standard used to measure company growth.	25%	3.5%	11.8%		337%	84%
Calculated Payout	Payout % without cap						337%
Actual Payout	Payout % with cap						200%
(1)	If the Post-MIP Operating Income threshold of $117.5 million was not achieved then there could be no payout under the plan. Overall payout for the plan was capped at 200% of target.
(2)	Post-MIP operating income for 2021 excludes strategic corporate reorganization costs of $13.1 million associated with the opening of our office in Atlanta, GA in the summer of 2021. See Annex A to this Proxy Statement for a reconciliation of non-GAAP financial measures to our results as reported under GAAP.

Performance targets for each performance metric were set by the Committee with consideration of stockholder value creation as well as the Company’s targets contained in the annual budget and operating plan. The performance targets to achieve target payout were set in conjunction with the Company’s 2021 budget.

In 2021, the target MIP awards (expressed as percentages of base salary and dollar amounts) and the earned MIP awards (expressed as dollar amounts) for each NEO were as follows:

		Target
		Short-Term	Target	Actual
		Incentive	Short-Term	Short-Term
		Award	Incentive	Incentive
		(% of Base	Award	Award
Named Executive Officer	Title	Salary)	$	$
Robert M. Lynch	President and Chief Executive Officer	130%	1,170,000	2,340,000
Ann B. Gugino	Chief Financial Officer	75%	412,500	825,000
C. Max Wetzel	Executive Vice President, Chief Commercial Officer	75%	416,827	833,654	(1)
Marvin Boakye	Chief People and Diversity Officer	75%	298,846	597,692
Caroline Miller Oyler	Chief Legal and Risk Officer, Corporate Secretary	75%	336,087	672,173
James A. Norberg	Former Chief Operating Officer, NA	75%	336,577	673,154
(1)	Actual award reflects a pro-rated amount due to Mr. Wetzel’s promotion to EVP, Chief Commercial Officer in September 2021, and corresponding increase in base salary.

Each NEO’s actual annual incentive award payment in the table above is determined by formula based on the Company’s achievement of the pre-established performance targets that are derived from the Board-approved annual budget and operating plan. By tying the targets to the budget and operating plan, we believe the plan rewards performance, and payments will generally correlate to our operating results in a given year. Actual 2021 results for all metrics produced an aggregate performance of 337% of target, which resulted in the maximum possible MIP plan payout of 200%.

For the 2022 MIP, our Compensation Committee has approved a new, qualitative ESG performance metric for the MIP to incentivize and measure management’s success in implementing key ESG priorities, including in such areas as workforce diversity, clean ingredients, and environmental impact. This new ESG metric will be weighed at 6% of the target, with the net development and North America comparable sales goals each weighted 22%. Operating income will continue to be weighted 50%.

Long-Term Incentive Compensation

Our LTIP for executive officers consists of time-based restricted stock (weighted 40%) and performance-based units (weighted 60%). The determination of the annual grant values is a function of a number of factors considered by the Compensation Committee, including market competitiveness, level of position within the organization, significance of the individual to the Company’s strategy and success, and the level of “total direct compensation” deemed to be appropriate for the NEO.

In February 2021, our Compensation Committee approved the annual grant of time-based restricted stock and performance-based units to each NEO then employed by the Company in accordance with our equity grant practices policy, with the

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

effective date of grant on March 1, 2021, two business days after the release of our fourth quarter and full-year 2021 earnings.

Time-Based Restricted Stock. We awarded restricted stock in 2021 to provide long-term compensation to our NEOs, helping to build a culture of ownership. We believe restricted stock awards are a strong executive retention tool and align the interests of our executives with the interests of stockholders. The time-based restricted stock awards in 2021 have a three-year graded vesting schedule (i.e., one-third vests per year).

Total Shareholder Return Plan and Awards. Since February 2019, the Compensation Committee has granted performance-based restricted stock units (“performance-based units”) under the Total Shareholder Return Plan (“TSRP”).  We believe this plan best supports our long-term strategic and financial priorities.

Description of TSRP

The TSRP measures the TSR (which is generally the change in the trading price of a share of common stock plus dividends paid) on our common stock relative to the TSR of a group of publicly traded companies deemed comparable by the Compensation Committee (the “TSR Peer Group”) over a three-year performance period starting on the grant date (the “Performance Period”). The Performance Period for the 2021 TSRP is March 1, 2021, to January 31, 2024.

As of the beginning of the Performance Period, participants are awarded performance-based units denominated in the number of shares earned if target performance is achieved (“Target TSR Shares”). The number of Target TSR Shares granted to the NEOs in 2021 were as follows: Mr. Lynch, 23,366 shares; Ms. Gugino, 4,322 shares; Mr. Wetzel, 3,643 shares (including an additional pro-rated amount of 285 shares due to his promotion); Ms. Oyler, 2,190 shares; Mr. Boakye, 2,336 shares; and Mr. Norberg, 2,628 shares. If an executive is terminated without cause prior to the end of the Performance Period, the executive receives a pro rata payout based upon achievement of the award’s performance element, provided at least 12 months of service have been provided during the Performance Period. No dividends paid by the Company on its common stock during the Performance Period will be paid to holders of Target TSR Shares during the Performance Period.  Instead, dividends paid during the Performance Period will be deemed reinvested in additional share units on the ex-dividend date, and will be delivered only and to the extent the underlying TSR Shares are earned.

Target TSR Shares will vest and be converted into shares of our common stock at the end of the Performance Period if the TSR of our common stock is equal to the 55th percentile of the TSR of the TSR Peer Group. The actual number of TSR Shares that may be earned ranges from 0% to 150% of the Target TSR Shares according to the following table:

PZZA Relative TSR vs. TSR Peer Group Companies	Percentage of Target TSR Shares Earned
>= 80th Percentile	150%
55th Percentile	100%
25th Percentile	33%
< 25th Percentile	0%

If our relative TSR is below the 25th percentile of the TSR Peer Group, then no shares will be earned. Payout will be linearly interpolated for performance between the 25th and 55th percentiles, and for performance between the 55th and 80th percentiles. Notwithstanding the above, if the Company’s TSR for the Performance Period is negative, the maximum payout is capped at 100% of the Target TSR Shares.

Individuals who are awarded Target TSR Shares are subject to the Company’s clawback provisions as well as certain restrictive covenants that survive the Performance Period.

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

The TSR Peer Group

The TSR Peer Group is comprised of 22 companies, listed below, and includes companies listed in the S&P 1500 Restaurants Sub-Industry GICS code. The TSR Peer Group represents a broader group outside our compensation peer group with which we compete for business and investment capital as well as executive talent:

TSR PEER GROUP
BJ's Restaurants, Inc.	Domino’s Pizza, Inc.	Shake Shack
Brinker International, Inc.	El Pollo Loco Holdings	Starbucks Corporation
Chipotle Mexican Grill, Inc.	Fiesta Restaurant Group	Texas Roadhouse, Inc.
Chuy's Holdings	Jack in the Box Inc.	The Cheesecake Factory, Inc.
Cracker Barrel Old Country Store, Inc.	McDonald's Corporation	The Wendy’s Company
Darden Restaurants	Red Robin Gourmet Burgers, Inc.	Wingstop Inc.
Dave & Buster's Entertainment	Ruth's Hospitality Group	YUM! Brands, Inc.
Dine Brands Global, Inc.

2019 Performance-based Units.  Performance-based units granted in 2019 were paid out at the maximum multiplier (150% of target) as relative TSR over the period of 2019-2021 was above the 80th percentile against the performance peers.

Compensation of Chief Executive Officer

Chief Executive Officer

The Compensation Committee structured Mr. Lynch’s compensation to create alignment between our strategic goals and stockholder interests. In connection with his appointment as Chief Executive Officer, the Company entered into an employment agreement with Mr. Lynch on August 26, 2019 (the “Employment Agreement”). The Employment Agreement has a three-year term and automatically renews for successive one-year terms thereafter unless either party elects not to renew by providing written notice to the other party at least 180 days prior to expiration.

Performance-based compensation.  In 2021, most of Mr. Lynch’s total direct compensation package was performance-based, tied to specific performance objectives or our total shareholder return. Mr. Lynch’s annual base salary of $900,000 remained unchanged in 2021. In recognition of his leadership and performance and consideration of market practice, Mr. Lynch’s annual short-term cash incentive opportunity was increased from a target of 110% to 130% of base salary. During the term of his Employment Agreement, base salary increases, and the amount, performance criteria and terms of bonus awards and equity awards are at the discretion of the Compensation Committee. Mr. Lynch was awarded an annual LTIP award in fiscal year 2021 under the Company’s LTIP program at a target grant-date fair value of $4.0 million, made in the same allocation of grant types as awarded to other executive officers of the Company, which was 60% performance-based units and 40% time-based restricted stock.

Compensation of Other NEOs

There were no material changes to the compensation of the NEOs in 2021 other than as noted below.

Promotions and one-time equity awards

In September 2021, Mr. Wetzel was promoted to Executive Vice President, Chief Commercial Officer. As part of his promotion, his base salary was adjusted from $550,000 to $600,000 and his annual LTIP award was increased to a target grant-date fair value of $800,000 for 2022 and thereafter, made in the same allocation of grant types as awarded to other executive officers of the Company.

In March 2021, Mr. Boakye received a one-time restricted stock award in recognition of his leadership of the corporate restructuring and new Atlanta office projects.

Management Transitions and Separation Arrangements

On October 20, 2021, Mr. Norberg and the Company entered into an Agreement and Release (the “Release”) relating to his separation from the Company on March 1, 2022. Under the terms of the Release and subject to Mr. Norberg’s continued compliance with, among other things, his confidentiality and non-competition requirements and a general release of claims in favor of the Company, Mr. Norberg will receive severance benefits consistent with a termination without cause under the Company’s Severance Pay Plan, as amended, including continuation of his base salary for a period of twelve (12) months from the date of his separation; pro rata payment of his annual cash bonus under the MIP for 2022, subject to the achievement of the applicable performance metrics; COBRA benefits; payment for credited and unused vacation days under

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the Company’s existing policies; and executive outplacement services. Mr. Norberg’s performance-based units outstanding at the time of his termination will vest into shares of common stock pro rata based upon achievement of the applicable awards’ performance element, provided at least 12 months of service have been provided during the performance period. Mr. Norberg’s unvested restricted stock was forfeited upon termination. See “Change in Control and Termination Payments” for additional details.

Other Compensation Policies and Programs

Clawback Policy

Under the terms of the Company’s 2018 Omnibus Incentive Plan (the “Omnibus Plan”), the MIP plan and other agreements, the NEOs’ incentive compensation is subject to “clawback” if the Company is required to prepare an accounting restatement due to the material noncompliance by the Company, as a result of misconduct by the NEO, with any financial reporting requirement under the federal securities laws. In such circumstances, the NEO will be required to reimburse the Company the amount of any award earned or accrued during the period of twelve months following the first public issuance or filing of the financial document that contained information affected by such material noncompliance. In addition, if the Company is required to prepare an accounting restatement, then grantees under the Omnibus Plan will be required to forfeit any awards based on the achievement of pre-established performance goals to the extent that the restatement indicates that the performance goals were not achieved.

Deferred Compensation and Retirement Benefits

The Company maintains retirement and savings benefits for its executives. The NEOs were not eligible to participate in the Company’s 401(k) Plan in 2021 but will be eligible to participate in 2022. The Company also maintains a Nonqualified Deferred Compensation Plan (the “NQDCP”) for the NEOs and other highly compensated executives. The NQDCP provides eligible executives an opportunity to defer to all or part of their base salary and/or bonus compensation to a future date and to receive the same matching contributions as provided by the Company’s 401(k) Plan.

Under the NQDCP, participants are able to choose from various investment crediting options consistent with those offered under the Company’s 401(k) Plan. There are currently 29 investment crediting options available under the NQDCP, including Company stock, that may be used to determine the rate of return to be credited on participant deferrals.

Allowances and Other Benefits

The NEOs are also eligible for disability and life insurance benefits under the plans available to salaried Company employees. The Company may also contract for the use of private aircraft to allow NEOs to travel for business purposes, particularly for reasons of safety and security and efficient use of travel time, subject to the approval by the President and Chief Executive Officer.

In connection with the opening of the Company’s new Atlanta office in 2021, certain NEOs whose workplace was moved to the new office received enhanced relocation benefits. The relocation package contained the same elements as a standard relocation package offered to other affected employees but the benefits offered were at an enhanced level for members of the Company’s executive leadership team. The relocation package included monetary allowances, real estate agency services, temporary housing, new home purchase assistance, and moving services to help employees relocate. See the footnote to “All Other Compensation” in the Summary Compensation Table in this Proxy Statement for additional details.

Severance and Change of Control Benefits

The Compensation Committee believes that providing severance benefits to NEOs upon certain termination events or upon qualifying terminations following a change of control of the Company supports the following goals: (1) recruiting and retaining qualified executives; (2) clarifying terms of employment and reducing the risk of employment disputes; and (3) ensuring that post-employment obligations are met. The change of control benefits are structured to protect the interests of stockholders by including a “double-trigger” mechanism that results in a severance payout only when a change of control is consummated and the executive is terminated by the Company without cause or by the executive for good reason within 24 months following the change of control.

Severance Pay Plan

Effective January 1, 2021, the Severance Pay Plan was amended by the Compensation Committee to better align the Company’s severance benefits with market practice following a review and analysis of peer company data. The Severance Pay Plan covers the severance benefits payable to the Company’s employees (including the NEOs) in connection with a qualifying termination (other than the Chief Executive Officer, whose severance benefits are set forth in a separate

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EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS

employment agreement with the Company). Under the Severance Pay Plan, as revised, the NEOs and employees with the title of Senior Vice President or higher who are members of the Company’s Executive Leadership Team will receive a severance benefit in the event of termination without cause equivalent to 12 months of base salary, a pro-rata portion of MIP bonus based on period of service, 12 months of COBRA coverage continuation benefits, and six months of outplacement services.

Change of Control Severance Benefits

Under the Company’s Amended and Restated Change of Control Severance Plan, effective November 1, 2020 (the “Amended Plan”), the Company will pay certain severance benefits to the NEOs and other key executives in connection with a qualifying termination following a change of control of the Company (other than the Chief Executive Officer, whose change-of-control severance benefits are set forth in his separate employment agreement with the Company). Please see the “Change of Control and Termination Payments” section for a summary of the severance benefits payable to the NEOs under the applicable plans.

Continued Focus on our Long-Term Success

Stock ownership by our executive officers is a key consideration of our executive compensation philosophy. We believe that executive ownership of our stock demonstrates to investors that our executives have a significant stake in the Company and its future and mitigates risks associated with equity compensation programs.

The ownership guidelines for our current NEOs are:

Ownership Guideline
Executive Officer	as a Multiple of Base Salary (x)
Chief Executive Officer	5.0x
All other Executive Officers	3.0x

NEOs have five years after becoming subject to the ownership requirement to achieve the ownership level. Our NEOs are subject to an additional equity holding requirement that applies when ownership requirements have not been met, in which case all equity acquired upon vesting of awards, net of taxes, must be held until the executive achieves the applicable ownership level.

Ownership levels at any particular time are calculated based on the purchase price of shares owned or the actual price on the measurement date, whichever is higher. Sources of ownership for measurement purposes include:

●	stock personally or otherwise beneficially owned directly or indirectly;
●	stock equivalent units held in our nonqualified deferred compensation plan;
●	stock held in a 401(k) account or other qualified retirement account, such as an IRA; and
●	unvested restricted stock (excluding performance-based units).

The Compensation Committee reviews the stock ownership guidelines on an annual basis. As of December 31, 2021, all current NEOs were in compliance with the equity holding requirement of the guideline and are on track to meet the ownership requirements, although not every NEO has reached the ownership requirements due to a lack of sufficient time served with the Company.

Tax and Accounting Policies

Deductibility of compensation expense under Code Section 162(m) of the Internal Revenue Code has not been a material consideration for our Compensation Committee based on the levels and types of compensation we pay. Code Section 162(m) limits the U.S. federal income tax deduction for compensation paid to our NEOs. Commencing with our 2018 fiscal year, the maximum U.S. federal income tax deduction that we may receive for annual compensation paid to any officer covered by Code Section 162(m) is $1,000,000 per officer. For years prior to 2018, we also were permitted to receive a tax deduction for “performance-based” compensation as defined under Code Section 162(m) without regard to the $1,000,000 limitation. However, U.S. tax legislation enacted in December 2017 eliminated the performance-based exception. These new rules became effective starting in 2018 for us, except that certain equity awards (such as stock options) that we granted in 2017 and earlier may still be able to qualify as performance-based compensation. To the extent that in 2018 or any later year the aggregate amount of any covered officer’s salary, bonus, and the amount realized from

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option exercises and vesting of restricted stock, performance-based units or other equity awards, and certain other compensation amounts that are recognized as taxable income by the officer, exceeds $1,000,000 in any year, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year. The Committee will continue to consider tax implications in making compensation decisions and, when believed to be in the best long-term interests of our stockholders, we may provide compensation that is not fully deductible.

We expense the cost of employee stock-based compensation in accordance with the fair value method contained in the Financial Accounting Standards Board Accounting Standards Codification “Compensation — Stock Compensation” (which we refer to as the ASC Stock Compensation Topic). We recorded stock-based compensation expense of $16.9 million in 2021, $16.3 million in 2020, and $15.3 million in 2019. As a result, the expense related to equity compensation has been and will continue to be a material consideration in our overall compensation program design.

Compensation Committee Report

The Compensation Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. In reliance on the review and discussions referred to above, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10K for the year ended December 26, 2021, and in this Proxy Statement.

COMPENSATION COMMITTEE

Anthony M. Sanfilippo, Chair

Christopher L. Coleman

Sonya E. Medina

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by the NEOs for each of the last three fiscal years during which the officer was a named executive officer.

									Change
									in Pension
									Value and
									Non-qualified
							Non-Equity		Deferred
					Stock	Option	Incentive Plan		Compensation	All Other
		Salary		Bonus	Awards	Awards	Compensation		Earnings	Compensation	Total
Name and Principal Position	Year	($)		($)(1)	($)(2)	($)(3)	($)(4)		($)	($)(5)	($)
Robert M. Lynch	2021	900,000		—	3,999,979	—	2,340,000		—	—	7,239,979
President and Chief Executive Officer	2020	900,000		—	3,400,100	—	1,980,000		—	98,093	6,378,193
	2019	311,538		3,990,000	2,999,961	—	—		—	—	7,301,499
Ann B. Gugino	2021	550,000			739,914	—	825,000		—	29,618	2,144,532
Chief Financial Officer	2020	126,923		475,000	1,300,060	—	190,385		—	—	2,092,368
C. Max Wetzel	2021	555,769	(6)	—	642,649	—	833,654	(6)	—	18,314	2,050,386
Executive Vice President, Chief Commercial Officer	2020	500,000		—	475,084	—	750,000		—	7,512	1,732,596
	2019	57,692		400,000	400,019	—	17,533		—	25,000	900,244
Marvin Boakye	2021	398,462		—	474,968	—	597,692		—	154,621	1,625,743
Chief People and Diversity Officer	2020	387,692		—	520,138	—	581,538		—	5,985	1,495,353
	2019	351,305		—	262,539	87,505	106,762		—	39,187	847,298
Caroline Miller Oyler	2021	448,116		—	374,999	—	672,173		—	11,658	1,506,946
Chief Legal and Risk Officer, Corporate Secretary	2020	435,788		—	375,042	—	653,683		—	5,985	1,470,498
	2019	425,000		—	281,299	93,750	129,158		—	5,880	935,087
James A. Norberg	2021	448,769		—	449,999	—	673,154		—	51,236	1,623,158
Former Chief Operating Officer, North America	2020	439,385		—	450,074	—	659,076		—	—	1,548,535

(1)	Amounts in this column for 2020 represent for Ms. Gugino, sign-on compensation consisting of a $475,000 sign-on cash bonus, paid on October 16, 2020, which is subject to certain clawback provisions. Amounts for 2019 represent (a) for Mr. Lynch, (i) sign-on compensation consisting of a $3 million sign-on cash bonus, paid on September 10, 2019, which is subject to certain clawback provisions as described in his Employment Agreement, and (ii) payment of his 2019 cash incentive opportunity with a target set at 110% of base salary, which was fixed at 100% of target for 2019 pursuant to the Employment Agreement; and (b) for Mr. Wetzel, sign-on compensation consisting of a $400,000 sign-on cash bonus, paid on November 29, 2019, which is subject to clawback provisions.
(2)	Amounts in this column reflect the aggregate grant date fair value for each respective fiscal year related to both time-based restricted stock and performance-based units granted in 2021, 2020, and 2019. All fair values were computed in accordance with the applicable Accounting Standards Codification (ASC) Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 26, 2021, Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 27, 2020 and Footnote 23 to the Company’s audited financial statements for the fiscal year ended December 29, 2019, included in the Company’s respective Annual Reports on Form 10-K. For 2021, amounts reported include the value of performance-based units based on the probable outcome of performance conditions at 100% at the grant date. The maximum grant date fair values of the performance-based units, assuming a 150% maximum payout of the relative TSR performance metric, are as follows: $3,599,883 for Mr. Lynch, $665,869 for Ms. Gugino, $517,350 for Mr. Wetzel, $359,896 for Mr. Boakye, $337,402 for Ms. Oyler and $404,883 for Mr. Norberg. In addition, the amounts in this column for 2021 include promotion compensation granted to Mr. Wetzel on November 8, 2021, consisting of (a) performance-based units based on the probable outcome of performance conditions at 100% at the grant date resulting in a $40,615 value at the grant date or $60,994 value at the maximum payout of 150% of target, and (b) restricted stock with a grant date fair value of $27,000.
(3)	Amounts in this column reflect the aggregate grant date fair value for each respective fiscal year related to stock options granted in 2019, computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 23 to the Company’s audited financial statements for the fiscal year ended December 29, 2019, included in the Company’s Annual Report on Form 10- K.
(4)	Amounts in this column for 2021, 2020, and 2019, include payments earned by each NEO pursuant to the 2021, 2020, and 2019 Management Incentive Plans, or MIPs, based on corporate performance metrics for 2021, 2020, and 2019. For the year ended December 26, 2021, the MIP to the extent not deferred by the executive was paid in February, 2022.

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(5)	Amounts in this column for 2021 are set out in the table below:

	Company Matching
	Contributions to Deferred	Lump Sum
Name	Compensation Plan ($)	Relocation ($)(7)
Robert M. Lynch	—	—
Ann B. Gugino	—	29,618
C. Max Wetzel	—	18,314
Marvin Boakye	11,658	142,963
Caroline Miller Oyler	11,658	—
James A. Norberg	—	51,236

(6)	Reflects the pro-rated amount received by the NEO due to Mr. Wetzel’s promotion to EVP, Chief Commercial Officer in September 2021, and corresponding increase in base salary.
(7)	In connection with the opening of the new Atlanta office in 2021, certain NEOs received enhanced relocation benefits. The relocation package contained the same elements as a standard relocation package offered to other employees that were requested to move but the benefits offered were at an enhanced level for members of the executive leadership team. The relocation package included monetary allowances, real estate agency services, temporary housing, new home purchase assistance, and moving services to help employees relocate.

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EXECUTIVE COMPENSATION

Grants of Plan-Based Awards

The following table presents information with respect to the grants of plan-based awards made by the Company to each of the NEOs during the fiscal year ended December 26, 2021.

									All Other
									Stock		Grant
		Date of							Awards:		Date Fair
		Compensation	Estimated Future Payouts			Estimated Future Payouts			Number		Value of
		Committee	Under Non-Equity Incentive Plan			Under Equity Incentive Plan			of Shares		Stock and
		Meeting at	Awards(1)			Awards(2)			of Stock or		Option
		Which Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units		Awards
Name	Grant Date	Was Approved	($)	($)	($)	(#)	(#)	(#)	(#)(3)		($)(4)
Robert M. Lynch		—	—	1,170,000	2,340,000	—	—	—	—		—
	3/1/2021	2/17/2021	—	—	—	7,789	23,366	35,049	—		2,399,922
	3/1/2021	2/17/2021	—	—	—	—	—	—	17,060	(i)	1,600,057
Ann B. Gugino		—	—	412,500	825,000	—	—	—	—		—
	3/1/2021	2/17/2021	—	—	—	1,441	4,322	6,483	—		443,913
	3/1/2021	2/17/2021	—	—	—	—	—	—	3,156	(i)	296,001
C. Max Wetzel		—	—	416,827	833,654	—	—	—	—		—
	3/1/2021	2/17/2021	—	—	—	1,119	3,358	5,037	—		344,900
	11/8/2021	9/2/2021	—	—	—	95	285	428	—		40,615
	3/1/2021	2/17/2021	—	—	—	—	—	—	2,453	(i)	230,067
	11/8/2021	9/2/2021	—	—	—	—	—	—	208	(ii)	27,067
Marvin Boakye		—	—	298,846	597,692	—	—	—	—		—
	3/1/2021	2/17/2021	—	—	—	779	2,336	3,504	—		239,931
	3/1/2021	2/17/2021	—	—	—	—	—	—	2,506	(i)	235,038
Caroline Miller Oyler		—	—	336,087	672,173	—	—	—	—		—
	3/1/2021	2/17/2021	—	—	—	730	2,190	3,285	—		224,935
	3/1/2021	2/17/2021	—	—	—	—	—	—	1,600	(i)	150,064
James A. Norberg		—	—	336,577	673,154	—	—	—	—		—
	3/1/2021	2/17/2021	—	—	—	876	2,628	3,942	—		269,922
	3/1/2021	2/17/2021	—	—	—	—	—	—	1,920	(i)	180,077
(1)	Amounts in these columns represent plan awards pursuant to our annual MIP, for the period commencing December 28, 2020. For the actual amounts paid to the NEOs pursuant to the MIP during 2021, see the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table above.
(2)	Amounts in this column represent grants of performance-based units. The 2021 performance-based units vest date is March 1, 2024, subject to the Company’s relative TSR performance based on the TSR Peer Group. The 2021 performance-based units have a maximum payout of 150%.
(3)	Amounts in this column represent grants of time-based restricted stock. At the time the Company pays dividends to holders of its common stock, recipients of time-based restricted stock also receive dividends on the unvested and outstanding shares. The 2021 restricted stock grant vest dates are indicated as follows:
(i)	one-third on each of March 1, 2022, 2023, and 2024; and
(ii)	one-third on each of November 8, 2022, 2023, and 2024.
(4)	Amounts in this column represent the full grant date fair value of each time-based restricted stock award and performance-based unit, as computed in accordance with the ASC Stock Compensation topic. Full grant date fair value and vesting details are as follows:

		Full Grant Date
		Fair Value
Equity Type	Grant Date	per Share ($)	Vesting
Time-Based Restricted Stock	3/1/2021	93.79	3-year graded
	11/8/2021	130.13	3-year graded
Performance-based Units	3/1/2021	102.71	3-year cliff
	11/8/2021	142.51	3-year cliff

Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 26, 2021, included in the Company’s Annual Report on Form 10-K.

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Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards at 2021 fiscal year-end for the NEOs.

	Option Awards					Stock Awards
											Equity
									Equity		Incentive Plan Awards:
						Number of		Market Value of	Incentive Plan Awards:		Market or Payout
	Number of Securities					Shares or		Shares or	Number of Unearned		Value of Unearned
	Underlying Unexercised			Option		Units of Stock		Units of Stock	Shares, Units or Other		Shares, Units or Other
	Options			Exercise	Option	That		That	Rights That Have Not		Rights That Have Not
	Exercisable	Unexercisable		Price	Expiration	Have Not Vested		Have Not Vested	Vested		Vested
Name	(#)	(#)(1)		($)	Date	(#)(2)		($)(3)	(#)(2)(4)		($)(3)
Robert M. Lynch	—	—		—	—	17,060	(i)	2,262,156	—		—
	—	—		—	—	15,739	(ii)	2,086,991	—		—
	—	—		—	—	45,641	(iii)	6,051,997	—		—
	—	—		—	—	—		—	23,366	(viii)	3,098,331
	—	—		—	—	—		—	34,577	(ix)	4,584,910
Ann B. Gugino	—	—		—	—	3,156	(i)	418,486	—		—
	—	—		—	—	10,425	(iv)	1,382,355	—		—
	—	—		—	—	—		—	4,322	(viii)	573,097
C. Max Wetzel	—	—		—	—	208	(v)	27,581	—		—
	—	—		—	—	2,453	(i)	325,268	—		—
	—	—		—	—	2,200	(ii)	291,720	—		—
	—	—		—	—	—		—	285	(viii)	37,791
	—	—		—	—	—		—	3,358	(viii)	445,270
	—	—		—	—	—		—	4,831	(ix)	640,590
Marvin Boakye	5,034	2,518	(i)	43.71	2/28/2029	—		—	—		—
	—	—		—	—	2,506	(i)	332,296	—		—
	—	—		—	—	2,408	(ii)	319,301	—		—
	—	—		—	—	668	(vi)	88,577	—		—
	—	—		—	—	—		—	2,336	(viii)	309,753
	—	—		—	—	—		—	5,289	(ix)	701,321
	—	—		—	—	—		—	3,960	(vi)	525,096
Caroline Miller Oyler	5,394	2,697	(i)	43.71	2/28/2029	—		—	—		—
	1,618	—		55.40	11/8/2028	—		—	—		—
	1,028	—		56.69	5/10/2028	—		—	—		—
	9,560	—		60.04	3/1/2028	—		—	—		—
	4,905	—		78.77	2/23/2027	—		—	—		—
	6,920	—		59.03	2/25/2026	—		—	—		—
	1,514	—		72.51	8/6/2025	—		—	—		—
	4,144	—		63.92	2/26/2025	—		—	—		—
	—	—		—	—	1,600	(i)	212,160	—		—
	—	—		—	—	1,736	(ii)	230,194	—		—
	—	—		—	—	715	(vi)	94,809	—		—
	—	—		—	—	—		—	2,190	(viii)	290,394
	—	—		—	—	—		—	3,814	(ix)	505,736
	—	—		—	—	—		—	4,243	(vi)	562,621
James A. Norberg	—	1,319	(ii)	46.22	8/8/2029	—		—	—		—
	—	—		—	—	1,920	(i)	254,592	—		—
	—	—		—	—	2,084	(ii)	276,338	—		—
	—	—		—	—	339	(vii)	44,951	—		—
	—	—		—	—	—		—	2,628	(viii)	348,472
	—	—		—	—	—		—	4,577	(ix)	606,910
	—	—		—	—	—		—	3,772	(vi)	500,167
(1)	The vesting schedule is as follows:
(i)	all shares on February 28, 2022;
(ii)	all shares on August 8, 2022.
(2)	The vesting schedule is as follows:
(i)	one-third of the shares on each of March 1, 2022, 2023 and 2024;
(ii)	one-half of the shares on each of February 28, 2022 and 2023;
(iii)	all shares on August 26, 2022;
(iv)	one-half of the shares on each of October 5, 2022 and 2023;
(v)	one-third of the shares on each of November 8, 2022, 2023 and 2024;
(vi)	all shares on February 28, 2022;
(vii)	all shares on August 8, 2022;
(viii)	all shares on March 1, 2024; and
(ix)	all shares on February 28, 2023.
(3)	Value determined by multiplying the number of shares or units by the closing price of our common stock at 2021 fiscal year-end, $132.60.

2022 Proxy Statement     33

EXECUTIVE COMPENSATION

(4)	In 2019, 2020 and 2021 we granted performance-based units to each of our named executive officers. The performance-based units vest subject to achievement of performance targets measured at the end of the three-year period ending January 31, 2022 for the 2019 grant, January 31, 2023 for the 2020 grant, and January 31, 2024 for the 2021 grant. The value of the 2019 and 2020 performance-based units in the table above is based on performance at 100% of target and the closing price of our common stock on December 26, 2021. Due to the contingent and uncertain nature of the ultimate performance of the Company for the 2020 and 2021 performance-based units over the three-year performance period ending at January 31, 2023, and January 31, 2024, respectively, the ultimate value of the 2020 and 2021 performance-based units at the end of the performance period is not determinable at this time and the amounts presented in this Proxy Statement for the performance-based units are estimates based on the assumptions noted. The value of the 2019 performance-based units is based on the actual performance results at December 26, 2021 of 150%, and is $787,644 for Mr. Boakye, $843,933 for Ms. Oyler, and $750,251 for Mr. Norberg. The value of the 2020 performance-based units based on the estimated performance results at December 26, 2021 of 150% is $6,877,365 for Mr. Lynch, $960,886 for Mr. Wetzel, $1,051,982 for Mr. Boakye, $758,605 for Ms. Oyler, and $910,365 for Mr. Norberg. The value of the 2021 performance-based units based on the estimated performance results at December 26, 2021 of 150% is $4,647,497 for Mr. Lynch, $859,646 for Ms. Gugino, $724,593 for Mr. Wetzel, $464,630 for Mr. Boakye, $435,591 for Ms. Oyler, and $522,709 for Mr. Norberg.

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised and stock vesting by the NEOs during the 2021 fiscal year.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares	Realized	Shares	Realized
	Acquired	on Exercise	Acquired	on Vesting
Name	on Exercise	($)(1)	on Vesting	($)(2)
Robert M. Lynch	—	—	30,689	3,554,446
Ann B. Gugino	—	—	5,212	652,490
C. Max Wetzel	—	—	5,563	687,385
Marvin Boakye	—	—	1,871	168,745
Caroline Miller Oyler	3,708	261,316	2,643	247,818
James A. Norberg	2,637	212,791	1,379	134,404
(1)	Value realized on exercise calculated based on the difference between the closing price of our common stock on the date of exercise and the option exercise price, multiplied by the number of shares exercised.
(2)	Value determined by multiplying the number of vested shares by the closing price of our common stock on the vesting date.

Nonqualified Deferred Compensation

Aggregate
	Executive	Registrant	Aggregate	Aggregate	Balance at Last
	Contributions	Contributions	Earnings in	Withdrawals/	Fiscal Year
	in Last Fiscal	in Last Fiscal	Last Fiscal	Distributions	End
Name	Year ($)(1)	Year ($)(2)	Year ($)	($)	($)(3)
Robert M. Lynch	—	—	—	—	—
Ann B. Gugino	—	—	—	—	—
C. Max Wetzel	—	—	—	—	—
Marvin Boakye	31,693	11,658	6,656	—	71,730
Caroline Miller Oyler	59,759	11,658	126,253	—	928,612
James A. Norberg	—	—	—	—	—
(1)	Amounts in this column represent amounts disclosed in the Summary Compensation Table above, as follows: (i) for Mr. Boakye, $31,693 of salary; and (ii) for Ms. Oyler, $59,759 of salary.
(2)	Amounts in this column represent the value of matching contributions credited to the nonqualified deferred compensation plan in 2022 as a result of 2021 deferral elections.
(3)	Amounts in this column, other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the NEO was a named executive officer in prior proxy statements) or in Note (1) above.

Eligibility for participation in the nonqualified deferred compensation plan is limited to a select group of management or highly compensated employees (as defined under ERISA) who are specifically designated as eligible to participate by our Chief Executive Officer or another officer authorized to make those determinations, including our NEOs.

Participants can defer up to 100% of their base salary and up to 100% of their short-term incentive award payments into the nonqualified deferred compensation plan each plan year. For benchmarking purposes, the plan provides that participant accounts are deemed to be invested in one or more mutual funds or our common stock. Participants may direct the investment of their accounts among the options made available under the plan, and can change their investment options (except our common stock) on any business day. Elections of deferral amounts may be changed once per calendar year, generally in December, and such changes are effective for compensation earned in the following year. We pay certain

34     2022 Proxy Statement

EXECUTIVE COMPENSATION

administrative costs of the plan. We match the amounts deferred by the same discretionary match percentage announced, and with the same limitations, for the 401(k) Plan for the plan year.

Change in Control and Termination Payments

The following table and notes describe the potential payments that each NEO would receive under various scenarios upon termination of employment or a change in control of the Company, calculated as if the separation event occurred on December 26, 2021. The actual amounts to be paid can only be determined at the time of the actual event. Actual payments upon termination for Mr. Norberg are described in the corresponding section below.

		Involuntary
	Change in Control	(Not for Cause)	Retirement	Death/Disability
Name	($)(1)(2)(3)(4)	Termination ($)(1)(4)(5)	($)	($)(2)(4)
Robert M. Lynch
Cash Severance	2,700,000	1,350,000	—	—
Stock Options	—	—	—	—
Restricted Stock(6)	10,401,144	6,051,997	—	10,401,144
Performance-based Units(7)	11,685,773	4,267,579	—	11,685,773
Totals:	24,786,917	11,669,576	—	22,086,917
Ann B. Gugino
Cash Severance	1,443,750	550,000	—	—
Stock Options	—	—	—	—
Restricted Stock(6)	1,800,841	—	—	1,800,841
Performance-based Units(7)	866,210	—	—	866,210
Totals:	4,110,801	550,000	—	2,667,051
C. Max Wetzel
Cash Severance	1,575,000	600,000	—	—
Stock Options	—	—	—	—
Restricted Stock(6)	644,569	—	—	644,569
Performance-based Units(7)	1,706,761	595,606	—	1,706,761
Totals:	3,926,330	1,195,606	—	2,351,330
Marvin Boakye
Cash Severance	1,050,000	400,000	—	—
Stock Options	223,825	—	—	223,825
Restricted Stock(6)	740,173	—	—	740,173
Performance-based Units(7)	2,352,191	1,419,669	—	2,352,191
Totals:	4,366,189	1,819,669	—	3,316,189
Caroline Miller Oyler
Cash Severance	1,181,250	450,000	—	—
Stock Options(8)	239,736	—	—	239,736
Restricted Stock(6)	537,163	—	—	537,163
Performance-based Units(7)	2,083,279	1,292,989	—	2,083,279
Totals:	4,041,428	1,742,989	—	2,860,178
(1)	Under Mr. Lynch’s Employment Agreement, upon termination without cause or resignation for good reason (each as defined in the Employment Agreement), not in connection with a change in control, Mr. Lynch would be entitled to receive the following benefits:
●	if such termination or resignation occurs after August 26, 2021, severance equal to 18 months of his base salary;
●	a pro rata portion of his annual incentive opportunity for the fiscal year in which the termination or resignation occurs based on actual full-year performance results;
●	reimbursement of his cost of COBRA medical and dental benefits for 18 months;
●	outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of 12 months; and
●	accelerated vesting of his sign-on equity award.

A notice of non-renewal of the Employment Agreement from the Company to Mr. Lynch will be treated as good reason under the Employment Agreement. Upon termination without cause or resignation for good reason in the 24 months after a change in control of the Company (a “double-trigger” event), Mr. Lynch would be entitled to the benefits described above, except that his severance would be equal to, if such termination or resignation occurs after August 26, 2021, three times his base salary. The Employment Agreement provides for the reduction of change in control payments to the maximum amount that could be paid to him without giving rise to the excise tax imposed by Section 4999 of the Internal Revenue Code if a reduction would provide him with a greater after tax benefit than if payments were not reduced.

(2)	Under the Company’s Amended and Restated Change of Control Severance Plan, effective November 1, 2020 (the “Change of Control Severance Plan”), upon the occurrence of any of certain termination events following a change-of-control of the Company (a “double-trigger” event), certain executive officers of the Company, including the NEOs, would be entitled to receive cash severance payments. Mr. Lynch does not participate in the Change of Control Severance Plan pursuant to the terms of his Employment Agreement.

Under the Change of Control Severance Plan, the NEOs would be entitled to receive cash severance payments as “Tier 2 Participants” (which participants are designated by the Board or the Compensation Committee, and generally comprise the members of the Company’s Executive Leadership Team, excepting the Chief Executive Officer). These payments are equivalent to (i) eighteen months of base salary; (ii) the annual bonus amount the officer would earn under any quarterly or annual non-equity incentive-based compensation plan then in effect, calculated at the

2022 Proxy Statement     35

EXECUTIVE COMPENSATION

achievement of target performance (the “Target Bonus Amount”), multiplied by 1.5; (iii) a pro rata portion of any quarterly or annual bonus payout under any non-equity incentive-based compensation plan then in effect, calculated as the greater of (1) the Target Bonus Amount, (2) the projected performance that would have been achieved as of the change-of-control if the qualifying termination occurs in the year of the change-of-control, or (3) the actual performance for the year of the qualifying termination; (iv) eighteen months of COBRA coverage; and (v) six months’ outplacement services. Such payments in connection with a change-of-control termination event will be paid solely in lieu of, and not in addition to, any other severance payments or benefits payable under any offer letter, employment agreement, severance plan or arrangement, or other program. The pro rata amounts earned by the NEOs under the annual incentive award program, or the MIP, in 2021 are not included in the table above since those awards were fully earned as of December 26, 2021 and thus are not considered to be accelerated upon termination as of such date. The MIP payments for 2021 are disclosed in “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The Change of Control Severance Plan has an indefinite term subject to termination by the Compensation Committee upon eighteen (18) months written notice.

Generally, pursuant to the plans and agreements, a change of control means (i) the dissolution or liquidation of the Company or a merger, consolidation, or reorganization of the Company with one or more other entities in which the Company is not the surviving entity, (ii) a sale of substantially all of the assets of the Company to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Company is the surviving entity) which results in any person or entity owning 50% or more of the combined voting power of all classes of stock of the Company. The amounts shown in this column as cash severance are estimates of the “double trigger” cash severance payments that would be payable to the executive assuming that a termination of employment occurred (in which the executive would be entitled to such payments) following consummation of the change of control.

(3)	Under the terms of our 2018 Omnibus Incentive Plan (“2018 Plan”), upon a change of control in which awards are not assumed, all grantees of shares of restricted stock and options will be fully vested. The plan contains additional provisions in the event of a transaction in which awards are assumed. The amounts shown in this column assume that the awards are not assumed in the transaction and therefore are accelerated pursuant to the provisions of the Plan and the applicable award agreement.
(4)	Assumed stock values were calculated at $132.60 per share, the closing price of our common stock at 2021 fiscal year-end.
(5)	Upon the termination of an NEO without “cause,” the Company’s Severance Pay Plan (the “Severance Plan”), effective January 1, 2021, provides that the benefits payable to NEOs include twelve months base salary, pro rata portions of any annual incentive award payouts based upon service during the year employment terminates, twelve months of COBRA continuation benefits, and six months of outplacement services in connection with a qualifying termination. Mr. Lynch does not participate in the Severance Plan pursuant to the terms of his Employment Agreement. Termination for cause under Mr. Lynch’s Employment Agreement and the Severance Plan is generally defined as gross negligence or willful misconduct in connection with the performance of duties, conviction of a criminal offense that is, or may be expected to be, harmful to the Company, material breach of employment or non-competition agreement, acts or omissions involving willful or intentional malfeasance or misconduct injurious to the Company or its reputation, or commission of any act of fraud or embezzlement against the Company. The pro rata amounts earned by the NEOs under the annual incentive award program, or the MIP, in 2021 are not included in the table above since those awards were fully earned as of December 26, 2021 and thus are not considered to be accelerated upon termination as of such date. The MIP payments for 2021 are disclosed in “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(6)	Under the 2018 Plan, if an NEO’s employment is terminated for any reason other than death or disability (excepting the “double-trigger” Change of Control scenario discussed above and Mr. Lynch’s initial restricted stock grant) prior to the expiration of the restriction period applicable to shares of restricted stock, the shares will be immediately forfeited and returned to us. In the event of death or disability prior to the expiration of the restriction period, any restrictions or other conditions, including vesting requirements, will immediately lapse. Pursuant to Mr. Lynch’s Employment Agreement, his initial restricted stock grant shall fully vest if he is terminated by the Company without Cause or by him for Good Reason (as defined in the Employment Agreement) prior to the expiration date of the term. The table is intended to reflect projected potential payouts under Mr. Lynch’s Employment Agreement and our equity plans, not other types of payouts or benefits available generally on a nondiscriminatory basis to all salaried employees.
(7)	Under the terms of our plans, for performance-based units, the amount in the Change in Control column for 2019 performance-based units is based on the actual performance results of 150% as of December 26, 2021; and for 2020 performance-based units is based on the estimated performance results of 150% as of December 26, 2021. For death and disability termination, 2019 performance-based units are based on actual performance of 150%; and 2020 performance-based units are based on the estimated performance results of 150% as of December 26, 2021. For 2021 performance-based units, no amounts are included under involuntary (not for cause) termination because no pro rata payout is applicable for these awards less than 12 months from the grant date. Due to the contingent and uncertain nature of the ultimate performance of the Company over the three-year performance periods, the ultimate value of the 2020 and 2021 awards at the end of the applicable performance periods is not determinable at this time and the amounts presented in this Proxy Statement are estimates based on the assumptions noted.
(8)	If an NEO is terminated for cause (as defined under our 2018 Plan), then all outstanding options under the 2018 Plan, whether or not exercisable, will terminate immediately. If the NEO is terminated for any reason other than for cause, death, disability or retirement, to the extent then-outstanding options are exercisable and subject to the provisions of the relevant option agreement, the options may be exercised by the officer or his or her personal representative within 90 days after the date of termination. In the event of an NEO’s death or disability while employed by the Company, all then-outstanding options become fully vested and immediately exercisable and may be exercised at any time within one year after the date of death or determination of disability.

Separation of James Norberg

On October 20, 2021, Mr. Norberg and the Company entered into the Release relating to his separation from the Company on March 1, 2022. Under the terms of the Release and subject to Mr. Norberg’s continued compliance with, among other things, his confidentiality and non-competition requirements and a general release of claims in favor of the Company, Mr. Norberg will receive severance benefits consistent with a termination without cause under the Company’s Severance Pay Plan, as amended, including (1) cash severance of $450,000 over a period of 12 months from the date of his separation, representing continuation of his base salary; (2) pro rata payment of his annual cash bonus under the MIP for 2022, subject to the achievement of the applicable performance metrics; (3) twelve months of COBRA benefits; (4) a cash payment for accrued vacation; and (5) executive outplacement services. Mr. Norberg will receive a pro rata portion of his 2020 TSRP and 2021 TSRP awards based on actual performance at the end of the performance period (in an amount projected to be

36     2022 Proxy Statement

EXECUTIVE COMPENSATION

$608,037 for the 2020 award and $174,037 for the 2021 award as of December 26, 2021), and his unvested restricted stock was forfeited upon termination.

CEO Pay Ratio

As required by SEC rules, we are providing the following information about the relationship of the annual total compensation of our median compensated employee and the annual total compensation of Mr. Lynch, our President and Chief Executive Officer.

For the fiscal year ending December 26, 2021, our last completed fiscal year:

●	The annual total compensation of the median compensation of all full-time, part-time, seasonal, and temporary employees of the Company (other than our CEO) was $9,027.
●	The annualized total compensation of our CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $7,239,979.

As a result, for fiscal 2021, the ratio of the annual total compensation of Mr. Lynch, our CEO, to the annual total compensation of the median compensation of all employees was 802 to 1. Neither the Compensation Committee nor management of the Company uses the pay ratio measure in making compensation decisions.

To identify the median employee as of December 26, 2021, we used total cash compensation paid in 2021 as reported to the Internal Revenue Service on W-2, which includes base salary for salaried employees, base hourly compensation and overtime for hourly permanent employees, and any cash incentive compensation. We included all full-time and part-time employees and annualized the employees’ base salary or base wages to reflect their compensation for 2021. We believe the use of base wages or base salary for all employees is a consistently applied compensation measure.

Based on total cash compensation, our median employee was identified as an hourly delivery driver who worked for approximately four months during 2021.

As of our fiscal year-end, our U.S workforce used for determining the pay ratio was estimated to be 36,219 employees. As permitted by the de minimis exception under applicable SEC rules, we excluded all of our non-United States based employees, as they represented less than 5 percent of our total workforce. The excluded employees are located in the following countries: Canada (18 employees), China (4 employees), Mexico (1 employee), Russia (1 employee), South Korea (2 employees) and United Kingdom (190 employees). In total, we excluded 216 international employees or approximately 0.6% of our total workforce from the identification of the median employee as permitted by SEC rules.

We believe our pay ratio is a reasonable estimate calculated in a manner consistent with applicable SEC rules, based on our employment and payroll records and the methodology described above. The SEC rules governing pay ratio disclosure allow companies to apply numerous different methodologies, exclusions and reasonable assumptions, adjustments and estimates that reflect their compensation practices. For that reason, the pay ratio reported above should not be used as a basis for comparison between companies, as other companies might have different employment and compensation practices and might use various methodologies, exclusions, assumptions, adjustments and estimates in calculating their own pay ratios.

Director Compensation

We pay four primary components of compensation to our non-management directors: an annual cash retainer, committee retainer, committee chair retainer, and equity awards. Board members may from time to time receive fees for service on ad hoc committees. In April 2021, the Compensation Committee undertook an analysis of the Company’s compensation program for non-management directors, and with the advice of the Committee’s Compensation Consultant, FW Cook, the Compensation Committee recommended to the Board a $15,000 increase to the annual cash retainer. The Board approved the cash increase to the annual retainer effective in the second quarter of 2021. No other changes were made to the director compensation program from the prior year.

Director equity awards consist of deferred stock units that vest one year from grant, with pro rata vesting if the director departs the Board prior to the vesting date. The deferred stock units earn dividend equivalent rights on a reinvestment basis that will pay out in shares of our common stock, along with the full award, at the end of service on the Board.

Within five years of their election to the Board, all non-management directors are required to hold five times the current annual cash retainer for board service of $65,000, or $325,000, in our common stock, and all have attained the required ownership level or are in compliance with the phased-in ownership requirement of the policy.

2022 Proxy Statement     37

EXECUTIVE COMPENSATION

Members of Company management who also serve as members of the Board of Directors are not eligible for compensation for their service in their capacity as director. The following table sets forth the types and amounts of compensation paid to our non-management directors:

Retainer ($)
Annual retainer for service on the Board	65,000
Additional annual retainers:
for independent chair	50,000
for Audit Committee chair	20,000
for Compensation Committee chair	12,000
for Corporate Governance and Nominating Committee chair	12,000
for Audit Committee members	20,000
for Compensation Committee members	12,000
for Corporate Governance and Nominating Committee members	10,000
for Committee of Independent Directors members	*
*

Committee of Independent Directors members were paid a monthly retainer of $10,000 in cash in recognition of the additional time and effort required of the members of the committee, and Mr. Coleman, the chair of the Committee of Independent Directors, also received an additional monthly retainer of $5,000. The Committee of Independent Directors was dissolved in July 2021 after the completion of its work.

Annual Equity Grant:(1)

Equity Grant Value ($)
Independent Chair	200,000
Standard	125,000
(1)	The 2021 annual equity grants, awarded in deferred stock units, have a one-year vesting, with pro rata vesting if the director departs the Board prior to the vesting date. Awards will be settled in stock at the end of service on the Board. The equity grant award level is determined annually by the Board of Directors on the recommendation of the Compensation Committee. The equity grant value was established for one year of service commencing at the director’s election at the Annual Meeting.

Non-management directors also receive reimbursement for reasonable out-of-pocket expenses incurred in connection with their Board or committee service, including director education.

The following table sets forth the compensation paid to directors during 2021:

			Change in Pension
		Deferred	Value and Nonqualified
	Fees Earned or	Stock Unit	Deferred Compensation
Name	Paid in Cash ($)	Awards ($)(1)	Earnings ($)	Total ($)
Christopher L. Coleman	170,250	125,056	—	295,306
Michael R. Dubin(2)	12,500	—	—	12,500
Olivia F. Kirtley	131,250	125,056	—	256,306
Laurette T. Koellner	151,250	125,056	—	276,306
Jocelyn C. Mangan	81,250	125,056	—	206,306
Sonya E. Medina	83,250	125,056	—	208,306
Shaquille O'Neal	61,250	125,056	—	186,306
Anthony M. Sanfilippo	95,250	125,056	—	220,306
Jeffrey C. Smith	111,250	200,033	—	311,283

(1)	The full grant date fair value of the 2021 deferred stock unit awards to non-employee directors was $95.39 per share, determined as of the grant date of May 10, 2021. All fair values were computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 26, 2021, included in the Company’s Annual Report on Form 10-K.

The following chart sets forth unvested deferred stock units held by each director in the table below as of December 26, 2021.

Number of
Unvested Deferred
Name	Stock Units
Christopher L. Coleman	1,320
Michael R. Dubin	—
Olivia F. Kirtley	1,320
Laurette T. Koellner	1,320
Jocelyn C. Mangan	1,320
Sonya E. Medina	1,320
Shaquille O'Neal	1,320
Anthony M. Sanfilippo	1,320
Jeffrey C. Smith	2,112

38     2022 Proxy Statement

EXECUTIVE COMPENSATION

Prior to 2019, the Company awarded its directors stock options. All fair values were computed in accordance with the ASC Stock Compensation topic. Assumptions used in the calculation of these amounts are included in Footnote 20 to the Company’s audited financial statements for the fiscal year ended December 26, 2021, included in the Company’s Annual Report on Form 10-K. The following chart sets forth vested option awards held by each director in the table below as of December 26, 2021. There are no unvested option awards.

Number of
Name	Vested Options
Christopher L. Coleman	26,170
Michael R. Dubin	—
Olivia F. Kirtley	14,509
Laurette T. Koellner	18,218
Jocelyn C. Mangan	—
Sonya E. Medina	12,907
Shaquille R. O'Neal	—
Anthony M. Sanfilippo	—
Jeffrey C. Smith	—
(2)	Mr. Dubin did not stand for re-election at the 2021 Annual Meeting.

In addition, a nonqualified deferred compensation plan is available to all of our directors. Directors can elect to defer their annual retainer and meeting fees (up to 100%) into a deferred compensation plan that offers deemed investments in certain mutual funds or our common stock, as is the case for our executives and other eligible employees. We do not contribute to director accounts in the deferred compensation plan, but we do pay certain administrative costs of the plan.

2022 Proxy Statement     39

Certain Relationships and Related Transactions

Compensation Committee Interlocks and Insider Participation

The Compensation Committee, comprised entirely of independent, non-management directors, is responsible for establishing and administering the Company’s policies involving the compensation of its executive officers. No current or former employee of the Company serves on the Compensation Committee. The Committee members have no interlocking relationships as defined by the SEC.

Approval of Related Person Transactions

Under our written Related Person Transaction Policies and Procedures, the Corporate Governance and Nominating Committee will review the material facts of all transactions with related persons (as defined in Item 404 of Regulation S-K) that require the committee’s approval and either approve or disapprove of entering into the transaction. Approval by the committee is generally required in advance for such transactions; however, if such advance approval is not feasible, then the transaction will be considered and, if the Corporate Governance and Nominating Committee determines it to be appropriate, ratified at its next regularly scheduled meeting or, if not ratified, appropriate action taken as determined by the committee.

In determining whether to approve or ratify such a transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. The policy sets forth certain categories of transactions that have standing approval, which include transactions that are deemed not to involve a direct or indirect material interest on behalf of the related person. In addition, the Board has delegated to the Chair of the Corporate Governance and Nominating Committee the authority to pre-approve or ratify (as applicable) a transaction with a related party in which the aggregate amount involved is expected to be less than $500,000 computed in accordance with Item 404 of Regulation S-K.

Many transactions that constitute related person transactions are ongoing and some arrangements predate any relationship between the director or officer and the Company. When a transaction is ongoing, any amendments or changes are reviewed for reasonableness and fairness to the Company.

Procedures for Identifying Possible Related Person Transactions

On an annual basis, each director, nominee for director and executive officer completes a Director and Officer Questionnaire that requires disclosure of any transactions with the Company in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest. The Company then compiles a list of all such persons and entities, including all subsidiaries of the entities identified. When the list of persons and entities has been compiled, it is distributed within the Company to identify any potential transactions.

All ongoing transactions, along with payment and receipt information, are compiled for each person and entity. Any related person transaction identified through this process is presented to the Corporate Governance and Nominating Committee in order to obtain approval or ratification of the transactions and for review in connection with its recommendations to the Board on the independence determinations of a director or director nominee.

Transactions with Related Persons

This section describes certain transactions with related persons.

Franchise and Development Arrangements

The following table describes franchise and development arrangements during 2021 between the Company and entities in which the Company’s executive officers or directors, as well as their immediate family members, had an interest as of the end of the fiscal year and the amount of royalties paid to the Company from those entities during 2021. It also sets forth the amount of incentives paid to the entities based on their participation in incentive programs made available to franchisees generally. The Company provided no non-standard incentives or special consideration to these entities. These franchisees also purchase various food and other products from the Company’s commissary system and may purchase from or through

2022 Proxy Statement     40

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

the Company certain goods and services needed to operate a Papa John’s restaurant. All such purchases and sales are made on terms and at rates identical to those that may be obtained from the Company by an independent franchisee.

Name and Percentage Owned	Franchise Entity — Amounts Earned
Shaquille O'Neal Revocable Trust (30%)

O'Neal Boyz, LLC — Operates nine restaurants in the Atlanta, Georgia area as part of a joint venture with the Company. In 2021, net income earned by the Company from this franchise was $551,467. The Company owns approximately 70% of the joint venture and Mr. O’Neal owns approximately 30% of the joint venture.

Endorsement Agreement

On June 11, 2019, the Company and Papa John’s Marketing Fund (“PJMF”) entered into an Endorsement Agreement (the “Endorsement Agreement”), with an effective date of March 15, 2019, with ABG-Shaq, LLC (“ABG-Shaq”), an entity affiliated with Shaquille O’Neal, for the personal services of Mr. O’Neal. Pursuant to the Endorsement Agreement, the Company and PJMF received the right and license to use Mr. O’Neal’s name, nickname, initials, autograph, voice, video or film portrayals, photograph, likeness and certain other intellectual property rights (individually and collectively, the “Personality Rights”), in each case, solely as approved by ABG-Shaq, in connection with the advertising, promotion and sale of Papa John’s-branded products. Mr. O’Neal provides brand ambassador services related to appearances, social media and public relations matters, under the Endorsement Agreement and also collaborates with the Company and PJMF to develop co-branded products using the Personality Rights.

As consideration for the rights and services granted under the Endorsement Agreement, the Company and PJMF agreed to pay to ABG-Shaq aggregate cash payments of $4.125 million over the three years of the Endorsement Agreement. The Company and PJMF will also pay expenses related to the marketing and personal services provided by Mr. O’Neal. In addition, the Company granted 87,136 restricted stock units (the “RSUs”) to Mr. O’Neal (as agent of ABG-Shaq) under the Company’s 2018 Omnibus Incentive Plan, with a grant-date fair value of $4,300,000. The RSUs vested into an equivalent number of shares of the Company’s common stock according to the following vesting schedule: 31% (27,012) of the RSUs vested on June 12, 2020; 33% (28,755) of the RSUs vested on March 15, 2021; and 36% (31,369) of the RSUs vested on March 15, 2022. Pursuant to the Endorsement Agreement, Mr. O’Neal has an obligation to deliver to ABG-Shaq any common stock issuable upon vesting of the RSUs.

The Endorsement Agreement also includes customary exclusivity, termination and indemnification clauses.

On July 27, 2020, the Company and PJMF entered into Amendment No. 1 (the “First Amendment”) to the Endorsement Agreement with ABG-Shaq. Pursuant to the First Amendment, the Company and PJMF developed a co-branded extra-large pizza product using the Personality Rights. ABG-Shaq did not receive any additional royalty fees from the Company beyond the cash payment already contemplated under his Endorsement Agreement under the First Amendment. In addition, one U.S. dollar for each unit of the co-branded pizza sold in the United States and one Canadian dollar for each unit sold in Canada was donated to the Foundation.

On July 29, 2021, the Company and PJMF entered into Amendment No. 2 (the “Second Amendment”) to the Endorsement Agreement with ABG-Shaq. Pursuant to the Second Amendment, the Company and PJMF renewed the offering of the co-branded extra-large pizza product developed under the First Amendment in the fall of 2021. ABG-Shaq did not receive any additional royalty fees from the Company beyond the cash payment already contemplated under his Endorsement Agreement under the Second Amendment. In addition, one U.S. dollar for each unit of the co-branded pizza sold in the United States and one Canadian dollar for each unit sold in Canada was donated to the Foundation and the Foundation also agreed to donate $250,000 in 2021 and $250,000 in 2022 to the Boys & Girls Clubs of America.

The initial term of the Endorsement Agreement ended on March 15, 2022. As of the date of the printing of this proxy statement, the Company, PJMF and ABG-Shaq are negotiating an extension to the Endorsement Agreement on similar terms.

Starboard Share Repurchase and Conversion

On May 11, 2021, the Company entered into a Share Repurchase Agreement (the “Repurchase Agreement”) with certain funds affiliated with, or managed by, Starboard. At the time of the Repurchase Agreement, Starboard held 250,000 shares of the Company’s Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), and had certain rights related to the Company’s corporate governance, including director designation rights, pursuant to the Governance Agreement dated as of February 4, 2019, and amended on March 4, 2019, by and among the Company and Starboard (the “Governance Agreement”). Two of the Company’s directors, Jeffrey Smith (who is the CEO of Starboard) and Anthony Sanfilippo, were originally appointed to the Board pursuant to the terms of the Governance Agreement.

Pursuant to the Repurchase Agreement, the Company repurchased 78,387 shares of Series B Preferred Stock from Starboard, and Starboard converted the remaining 171,613 shares of Series B Preferred Stock that it owned into 3,458,360

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

shares of the Company’s common stock pursuant to the terms of the Certificate of Designation of the Series B Preferred Stock. As consideration for the transactions contemplated by the Repurchase Agreement, the Company paid Starboard aggregate cash consideration of approximately $183.9 million. Following the transaction, Starboard held approximately 9.5% of the Company’s outstanding common stock.

The transaction was negotiated by the Committee of Independent Directors, an independent committee of the Board formed for the purpose of evaluating a possible transaction involving the Series B Preferred Stock, and was approved by the full Board upon the Committee of Independent Directors’ recommendation. The terms of the Governance Agreement were not affected by the repurchase and conversion, although the Governance Agreement later expired by its terms in January 2022.

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Audit Committee Report

The Audit Committee represents and assists the Board in fulfilling its oversight responsibilities for the accounting, financial reporting and internal control functions of the Company and its consolidated subsidiaries. The Audit Committee has the sole authority and responsibility to select, appoint, compensate, evaluate and, if necessary, replace the Company’s independent registered public accounting firm. The Audit Committee also oversees the performance of the internal audit function and the Company’s compliance program with respect to legal and regulatory requirements and risk management. Each member of the Audit Committee is independent as determined by the Board of Directors, based upon applicable laws and regulations and Nasdaq listing standards.

In fulfilling its oversight responsibilities with respect to the Company’s consolidated financial statements, the Audit Committee reviews and discusses with both management and the Company’s independent registered public accounting firm all annual and quarterly consolidated financial statements (including any required management certifications), and the Company’s quarterly earnings announcements, prior to issuance. Management has the primary responsibility for preparing the consolidated financial statements and complying with the reporting process, including the systems of internal controls. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles and for providing their judgments as to the quality, not just the acceptability, of the Company’s accounting principles.

During 2021, among other matters, the Audit Committee:

●	reviewed the quality and integrity of the Company’s consolidated financial statements;
●	reviewed with management and the independent registered public accounting firm the Company’s critical accounting policies, significant changes in the selection or application of accounting principles, the effect of regulatory and accounting initiatives on the Company’s consolidated financial statements, and critical audit matters addressed during the audit;
●	discussed with management and the independent registered public accounting firm the effectiveness of the Company’s internal controls over financial reporting;
●	reviewed the performance of the Company’s internal audit function including the scope and overall plans for internal audit;
●	oversaw the compliance program with respect to legal and regulatory requirements;
●	oversaw the Company’s Enterprise Risk Management program, reporting on such matters to the full Board of Directors, discussing risk areas with management and monitoring management’s responsibility to identify, assess, manage, and mitigate risks; and
●	assessed the performance of EY. In the course of this assessment, the Committee considered:
o	EY’s performance, including the results of an internal survey of EY’s service, quality and professional reputation, including the quality of communications with the Audit Committee and management, responsiveness to Company business requirements and EY’s ability to adapt and adjust work processes to provide a quality audit during the pandemic;
o	the value of EY’s services, with consideration of fees charged to the Company;
o	EY’s tenure as our independent auditors as well as its familiarity with our business and accounting policies; and
o	EY’s independence, integrity and objectivity.

As a result of its evaluation, the Audit Committee concluded that the selection of EY as the independent registered public accounting firm for fiscal year 2022 is in the best interest of the Company and its stockholders.

During 2021, management advised the Audit Committee that each set of financial statements reviewed had been prepared in accordance with United States generally accepted accounting principles, and reviewed significant accounting and disclosure matters with the Audit Committee. The Audit Committee discussed with EY the matters required to be discussed by the applicable standards of the Public Company Accounting Standards Board (“PCAOB”) and the SEC. The Audit Committee also discussed with EY matters relating to their independence from management and the Company, including the written disclosures and the letter from EY required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence. The Audit Committee is responsible for approving the services provided by the independent auditor and the associated fees. The Audit Committee concluded that EY is independent from management and the Company and that all audit and non-audit services were pre-approved.

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AUDIT COMMITTEE REPORT

The Audit Committee discussed with EY and the Company’s internal audit management the overall scope and plans for its audits. The Audit Committee met with EY and the Company’s internal audit management to discuss the results of their examinations and their evaluations of the Company’s internal controls over financial reporting. The Audit Committee also met in separate executive sessions periodically with EY, the Senior Director of Internal Audit, the Chief Financial Officer and other members of management as needed. In reliance upon the reviews and discussions referred to above, the Audit Committee recommended to the Board the inclusion of the Company’s audited consolidated financial statements in the Annual Report on Form 10-K for the year ended December 26, 2021.

AUDIT COMMITTEE

Laurette T. Koellner, Chair Olivia F. Kirtley Jocelyn C. Mangan

This report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such acts.

44     2022 Proxy Statement

Item 2. Ratification of the Selection of Independent Auditors

The Audit Committee of the Board of Directors has reappointed EY as the Company’s independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 25, 2022. EY has audited the Company’s consolidated financial statements since 2019 and previously from 1990 through 2017.

Audit and Non-Audit Fees

Fees paid to EY for the 2021 and 2020 fiscal years, respectively, in each of the following categories, were as follows:

	Fiscal Year Ended	Fiscal Year Ended
	December 26, 2021 ($)	December 27, 2020 ($)
Audit Fees	1,715,524	1,316,900
Audit-Related Fees	4,632	7,192
Tax Fees	199,299	119,640
All Other Fees	17,773	96,000
Total	1,937,228	1,539,732

Audit fees included fees associated with the annual audit of the consolidated financial statements and internal control over financial reporting, the reviews of our quarterly consolidated financial statements and audit services provided in connection with other debt or regulatory filings and the statutory audits of certain subsidiaries. Audit-related fees included accounting research tools. Tax fees included tax compliance and consultation services, and All Other Fees included franchisee review services in the UK.

All audit and non-audit services provided by EY are and were pre-approved by the Audit Committee. In addition, the Audit Committee is responsible for audit fee negotiations with EY. EY has advised the Company that it has no direct or material indirect interest in the Company or its affiliates. Representatives of EY will be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

Policy on Pre-Approval of Audit and Permissible Non-Audit Services

All audit and non-audit services for 2021 and 2020 were pre-approved by the Audit Committee, which concluded that the provision of those services by EY was compatible with the maintenance of the auditors’ independence. The Audit Committee has adopted a policy that requires pre-approval of all services by the independent auditors. The Audit Committee reviews and pre-approves all audit and permissible non-audit services and reviews the annual audit plan and financial plan for audit fees. The Audit Committee annually pre-approves estimated fees for audit services. The policy also authorizes the Chair of the Audit Committee to pre-approve non-audit services at or below $100,000, provided that the Chair promptly notifies the other members of the Audit Committee of the approved engagement. Individual engagements anticipated to exceed the dollar threshold must be separately pre-approved by the Audit Committee.

Although stockholder ratification is not required, the appointment of EY is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions that the Audit Committee will take into consideration in future deliberations. If EY’s selection is not ratified at the Annual Meeting, the Audit Committee will reconsider whether to retain EY. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines such a change would be in the best interests of the Company and its stockholders.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG AS INDEPENDENT AUDITORS OF THE COMPANY.

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Item 3. Advisory Approval of the Company’s Executive Compensation

We are providing our stockholders an opportunity to indicate whether they support our named executive officer compensation as described in this Proxy Statement. This advisory vote, commonly referred to as “say on pay,” is not intended to address any specific item of compensation, but instead relates to the Compensation Discussion and Analysis, the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.

As discussed in the Compensation Discussion and Analysis section of this Proxy Statement, we believe that our executive compensation program properly links executive compensation to Company performance and aligns the interests of our executive officers with those of our stockholders. For example:

●	The Company utilizes a compensation structure that ties pay for performance and aligns the interests of our executives with those of our stockholders.
●	The Company’s compensation program reflects an appropriate pay mix that utilizes multiple performance metrics and rewards achievement of both short-term and long-term operational and financial goals, while designed to mitigate risks.
●	A significant portion of the compensation of our named executive officers is variable or “at risk.”
●	Our executive officers must achieve and maintain a designated level of ownership in the Company’s stock.

Consistent with our pay for performance philosophy, a significant portion of NEO compensation is tied to Company performance. See “Tying Pay to Performance” for more information on our “pay for performance” philosophy and our sound compensation governance practices.

At the 2021 Annual Meeting, pursuant to Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), we submitted a proposal to stockholders for a non-binding advisory vote to approve the compensation of our NEOs as disclosed in the Proxy Statement for the 2021 Annual Meeting. Our stockholders approved this proposal with approximately 99% of the total votes cast voting in favor. We have adopted a policy of holding our say-on-pay vote annually as a good corporate governance practice. We are asking our stockholders to approve, on an advisory basis, the compensation of our NEOs as disclosed in this Proxy Statement. Unless the Board modifies its policy on the frequency of future say on pay votes, the next say-on-pay advisory vote will be at the 2023 Annual Meeting.

Accordingly, the Board recommends that stockholders vote in favor of the following resolution:

“Resolved, that the stockholders approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related footnotes and narrative disclosures.”

Although this vote is advisory and is not binding on the Company, the Compensation Committee of the Board highly values the views of our stockholders and will continue to take into account the outcome of the vote when considering future executive compensation decisions.

THE BOARD RECOMMENDS YOU VOTE “FOR” THIS PROPOSAL.

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Item 4. Stockholder Proposal Regarding ESG Disclosure Related to Pork Housing

We have been advised that the Humane Society of the United States, beneficial owner of at least $2,000 in market value of our common stock, intends to propose the following stockholder proposal at the Annual Meeting.

Shareholder Proposal Regarding ESG Disclosure

“As a professional investor and experienced board member, I strongly believe that corporate responsibility is a critical driver of a Company’s long-term growth and of shareholder value,” says Jeffrey C. Smith, Chairman of Papa John’s.  “Quite simply, companies cannot succeed – let alone outperform others – without understanding and managing the complex set of environmental and social issues affecting their business and stakeholders,” he continues.

But when it comes to some of Papa John’s ESG commitments, there is little visibility into the company’s progress.

Take, for example, Papa John’s 2013 pledge to move away from gestation crates in its pork supply by 2022.

For context, gestation crates confine breeding pigs so restrictively, they aren’t even given enough space to turn around.  The confinement is so extreme that several U.S. states have outlawed the use of gestation crates and/or the sale of pork from production systems which use them.

“Our goal is to have significant movement to alternative housing by 2022,” said Papa John’s, “and we will seek suppliers who adopt a plan to implement this practice.”

In addition to its initial announcement in 2013, this pledge has been continually touted by the company over the years, including in its 2019 and 2020 corporate responsibility reports.

But Papa John’s has failed to keep shareholders informed of its progress implementing this significant social policy.  Especially given our Chairman’s strong statements about the link between companies’ corporate responsibility platforms and both their long-term growth and shareholder value, this lack of transparency ought to concern any Papa John’s shareholder.

THEREFORE, BE IT RESOLVED:  Shareholders request that Papa John’s disclose what percentage of its pork comes from supply systems where pigs are not confined in gestation pig crates as well as the specific steps the company has taken – and will take – toward implementing its gestation crate commitment.  These disclosures should be made within three months of the 2022 annual meeting, at reasonable cost, and omit proprietary information.

The Board of Directors recommends a vote “AGAINST” this proposal for the following reasons:

The Board has considered this proposal carefully and does not believe that the proposal is in the best interests of the Company or its stockholders. The Company already has extensive disclosures detailing its commitment to animal welfare. In addition, this proposal fails to enhance the Company’s existing policies and practices regarding animal welfare in any meaningful way.

Papa John’s remains committed to the humane treatment of animals, as demonstrated by its existing disclosures, policies, practices, and standards.

Papa John’s commitment to “BETTER INGREDIENTS. BETTER PIZZA.®” extends across our operations, including a focus on animal welfare throughout our supply chain. Our commitment to the humane treatment of animals is outlined in our Corporate Animal Welfare Position statement and in our Corporate Responsibility Report, both publicly available on our website.

Papa John’s does not breed, process, transport, own or raise animals. As such, we are beholden to the supply available to us, as we have limited influence based on our size and volume of pork purchased. Nevertheless, we expect our suppliers to have the highest standards commercially available with respect to animal welfare. Papa John’s specifies that proper and humane animal welfare practices should be followed during every step of processing, and these expectations are outlined in our supplier agreements and specifications.

In 2013, QSR and restaurant companies across the industry announced commitments to shift away from the use of traditional gestation crates and explore suppliers that use alternative housing options for sows (pregnant pigs). Papa John’s

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ITEM 4. STOCKHOLDER PROPOSAL REGARDING ESG DISCLOSURE RELATED TO PORK HOUSING

aligned with this commitment with the expectation that the pork supply industry would also move in this direction. However, the industry has not developed as expected.

Despite little industry progress in this area, Papa John’s has taken steps to increase the amount of pork products sourced from supply chains that use alternative housing options. For example, in 2021, we contracted with three new pork vendors in an effort to increase access to supply chains that use alternative sow housing, and to ensure enough supply of pork products for our operations in light of supply chain disruptions and the overall uncertainty in the supply chain. Based on discussions with supplier partners, unfortunately, it is currently not practical for us to source a significant amount of our pork from alternative housing options currently available in the market. The lack of supply, coupled with global supply chain disruptions due to COVID-19, presents challenges in making any firm commitments on the exact percentage of our pork supply that will come from supply chains that use alternative housing.

While we will continue to explore the sourcing of pork from alternative sow housing and gestation crate-free pork, we no longer believe it’s reasonable to set targets around our pork products given the significant limitations of supply the entire industry is facing. We also remain committed to improving animal welfare throughout our supply chain where possible.

We believe that the Company is best positioned to determine to which animal rights initiatives the Company should devote its attention and resources. Given our existing disclosures on animal welfare, our policies and practices regarding humane treatment of animals, as well as the relative lack of industry movement on this particular pork supply issue, the Board of Directors believes that this proposal is not in the best interests of the Company or its stockholders.

We will continue to assess industry standards and best practices around pork housing, and will continue to take animal welfare into consideration when we choose our supply partners. We invite stockholders to read more about our animal welfare strategy in our Corporate Animal Welfare Policy and in our forthcoming 2021 Corporate Responsibility Report, which we plan to publish in May 2022.

The Board of Directors unanimously recommends a vote “AGAINST” the proposal.

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Questions and Answers About the Annual Meeting and Voting

Who is entitled to vote at the Annual Meeting?

The Board has set February 25, 2022 as the record date (“Record Date”) for the Annual Meeting. If you were a stockholder of record at the close of business on the Record Date, you are entitled to vote at the Annual Meeting. As of the Record Date, 36,003,913 shares of common stock were issued and outstanding and eligible to vote at the Annual Meeting.

What are my voting rights?

Holders of our common stock are entitled to one vote per share. There are no cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company’s By-laws, shares equal to a majority of the voting power of the Company’s outstanding shares entitled to vote as of the Record Date must be present at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares are counted as present at the meeting if:

●	you participate electronically at the meeting; or
●	you have properly and timely submitted your proxy as described below under “How can I submit my proxy?”

Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining whether a quorum exists. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary voting power with respect to that item.

What is the difference between a stockholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

If your shares are held in a brokerage account or by a bank, trust or other nominee, you are considered the beneficial owner of those shares. In that case, your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the broker, bank, trust or other nominee how to vote their shares using the method described below under “How can I submit voting instructions to my broker?”

How can I submit my proxy?

If you are a stockholder of record, you can submit a proxy to be voted at the Annual Meeting in any of the following ways:

●	electronically, using the Internet;
●	over the telephone by calling a toll-free number; or
●	by completing, signing and mailing the enclosed proxy card.

The Internet and telephone voting procedures have been set up for your convenience. These procedures have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly. When you vote by Internet or telephone, you reduce the Company’s mailing and handling expenses. If you are a stockholder of record and would like to submit your proxy by Internet or telephone, please refer to the specific instructions provided on the enclosed proxy card. If you wish to vote using a paper proxy card, please return your signed proxy card promptly to ensure we receive it before the Annual Meeting.

How can I submit voting instructions to my broker?

If you hold your shares in street name, you must provide your voting instructions in the manner prescribed by your broker, bank, trust or other nominee. Your broker, bank, trust or other nominee has enclosed or otherwise provided a voting instruction card for you to use in directing the broker, bank, trust or other nominee how to vote your shares. In many cases, you may be permitted to submit your voting instructions by Internet or telephone.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

How do I vote if I hold shares in the Papa John’s International, Inc. 401(k) Plan?

If you hold shares of the Company’s common stock in the Papa John’s International, Inc. 401(k) Plan, please refer to the voting instructions provided by the plan’s trustee. Your voting instructions must be received by the plan trustee at least three days prior to the Annual Meeting in order to be counted. If you do not timely direct the plan trustee how to vote, the trustee will vote your shares in the same proportion as those shares for which the trustee received direction. Participants in the Company’s 401(k) Plan may not vote their shares electronically during the Annual Meeting, as they must vote at least three days prior to the meeting.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials or multiple control numbers for use in submitting your proxy, it means that you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card or voting instruction card you receive or, if you submit your proxy by Internet or telephone, vote once for each card or control number you receive.

Participating in the Annual Meeting

This year’s Annual Meeting will be held entirely online. Stockholders may participate in the Annual Meeting by visiting www.virtualshareholdermeeting.com/PZZA2022. To participate in the Annual Meeting, you will need the 16 digit control number included on your proxy card or voter instruction form that accompanied your proxy materials. If you are a stockholder of record or a street name holder, you may vote your shares electronically at the Annual Meeting. Even if you currently plan to participate in the Annual Meeting, the Company recommends that you also submit your proxy as described above so your vote will be counted if you later decide not to participate at the Annual Meeting. If you submit your vote by proxy and later decide to vote electronically at the Annual Meeting, the vote you submit at the Annual Meeting will override your proxy vote.

If you are a participant in the Company’s 401(k) Plan, you may submit voting instructions as described above, but you may not vote your shares held in the Company’s 401(k) Plan electronically at the Annual Meeting.

We will also make the Annual Meeting accessible to anyone who is interested, including team members and other constituents, by visiting the same link at www.virtualshareholdermeeting.com/PZZA2022. Non-stockholder guests will not be permitted to vote or submit questions at the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends a vote:

●	FOR each of the nominees for director;
●	FOR the ratification of the selection of Ernst & Young as the independent auditors of the Company for the fiscal year ending December 25, 2022;
●	FOR the advisory approval of the Company’s executive compensation; and
●	AGAINST the stockholder proposal regarding ESG disclosure related to pork housing.

What if I do not specify how I want my shares voted?

If you are a stockholder of record and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular item, your shares will be voted by the persons named as proxies on the proxy card in accordance with the Board’s recommendations.

If you are a street name holder and hold your shares with a broker, and do not instruct your broker as to how to vote, your shares may be voted by your broker in its discretion on the proposal to ratify the independent auditors. As described below, your broker does not have discretion to vote your uninstructed shares on the remaining proposals.

Your vote is important. The Company urges you to vote, or to instruct your broker, bank, trust or other nominee how to vote, on all matters before the Annual Meeting.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Can I change my vote after submitting my proxy?

If you are a stockholder of record, you may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting, in any of the following ways:

●	by submitting a later-dated proxy by Internet or telephone before the deadline stated on the enclosed proxy card;
●	by submitting a later-dated proxy to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting;
●	by sending a written notice of revocation to the Corporate Secretary of the Company, which must be received by the Company before the time of the Annual Meeting; or
●	by voting electronically at the Annual Meeting.

If you are a street name holder, you may change your vote only by voting electronically at the Annual Meeting and if you otherwise comply with the procedures contained in the voting instructions provided to you by your broker, bank, trust or other nominee.

If you are a participant in the Company’s 401(k) Plan, you may change your vote only if you comply with the procedures contained in the voting instructions provided by the plan’s trustee.

What vote is required to approve each item of business included in the Notice of Annual Meeting?

A majority of votes cast at the meeting is required to elect directors. A majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director (with abstentions and broker non-votes not counted as a vote cast with respect to that director) in order for the director to be elected. The affirmative vote of a majority in voting power of the shares present in person or by proxy and entitled to vote on the matter is required to ratify the selection of our independent auditors, for the advisory approval of the Company’s executive compensation and for the stockholder proposal. In determining whether these proposals have received the requisite number of affirmative votes, abstentions will have the same effect as a vote against these proposals and broker non-votes will have no effect on the outcome of these proposals.

If your shares are held by a broker, bank, trust or other nominee, that entity will ask you how you want your shares to be voted. If you give instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the ratification of the independent auditors, the broker, bank, trust or other nominee is permitted to vote your shares in its discretion. For all other proposals, the broker, bank, trust or other nominee is not permitted to vote your shares at all.

What is householding?

We have adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, we will deliver at your request only one copy of our fiscal 2021 Annual Report on Form 10-K and this Proxy Statement, to multiple stockholders who share the same address (if they appear to be members of the same family) unless we have received contrary instructions from an affected stockholder. Stockholders who participate in householding will continue to receive separate proxy cards if they received a paper copy of proxy materials in the mail. This procedure reduces our printing costs, mailing costs and fees, and also reduces waste.

Upon written or oral request, we will deliver a separate copy of our fiscal 2021 Annual Report on Form 10-K and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents has been delivered.

If you are a stockholder, share an address and last name with one or more other stockholders and would like to revoke your householding consent or you are a stockholder eligible for householding and would like to participate in householding, please contact Broadridge, either by calling toll free at (866) 540-7095 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

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QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Who pays for the cost of proxy preparation and solicitation?

The accompanying proxy is solicited by the Board. This Proxy Statement is being mailed to the stockholders on or about March 22, 2022 along with the Company’s fiscal 2021 Annual Report on Form 10-K. We have also retained the firm of D.F. King to aid in the solicitation of brokers, banks, institutional and other stockholders for a fee of approximately $10,500, plus reimbursement of expenses. All costs of the solicitation of proxies will be borne by the Company. The Company pays for the cost of proxy preparation and solicitation, including the reasonable charges and expenses of brokerage firms, banks, trusts or other nominees for forwarding proxy materials to street name holders. The Company is soliciting proxies primarily by mail. In addition, the Company’s directors, officers and regular employees may solicit proxies by telephone, facsimile, electronic mail or personally. The Company’s directors, officers and regular employees will receive no additional compensation for these services other than their regular compensation.

Other Matters

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of the Company’s common stock, to file stock ownership reports and reports of changes in ownership with the SEC. Based on a review of those reports and written representations from the reporting persons, the Company believes that all applicable Section 16(a) reporting requirements were complied with in 2021, except that each of Mr. Coleman, Ms. Kirtley, Ms. Koellner, Ms. Mangan, Ms. Medina, Mr. O’Neal, Mr. Sanfilippo and Mr. Smith were late filing one Form 4 to report a restricted stock unit award.

Stockholder Proposals For the 2023 Annual Meeting

In order for a stockholder proposal to be considered for inclusion in the Company’s Proxy Statement for next year’s Annual Meeting, pursuant to Exchange Act Rule 14a-8 the written proposal must be received by the Company no later than November 22, 2022. Such proposals must comply with SEC regulations regarding the inclusion of stockholder proposals in Company-sponsored proxy materials. Similarly, in order for a stockholder proposal to be introduced at next year’s Annual Meeting outside of the 14a-8 process, our Certificate of Incorporation provides that written notice must be received by the Company not less than 60 nor more than 90 days prior to the scheduled date of the meeting. However, if less than 70 days’ notice of the date of the annual meeting is given, notice by the stockholder must be received no later than 10 days following (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure of the date of the meeting was made by the Company. All stockholder proposals must comply with certain requirements set forth in the Company’s Certificate of Incorporation. A copy of the Certificate of Incorporation may be obtained by written request to the Secretary of the Company at the Company’s principal offices at P.O. Box 99900, Louisville, Kentucky 40269-0900.

In addition to satisfying the foregoing requirements under our Certificate of Incorporation, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than February 25, 2023.

Other Business

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in the Notice of Annual Meeting and routine matters incident to the conduct of the meeting. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy, or their substitutes, intend to vote on such matters in accordance with their best judgment.

52     2022 Proxy Statement

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Annual Report

The Company’s Annual Report on Form 10-K for the fiscal year ended December 26, 2021 accompanies this Proxy Statement.

By Order of the Board of Directors

Louisville, Kentucky March 22, 2022	Caroline Miller Oyler Chief Legal and Risk Officer and Secretary

2022 Proxy Statement     53

Annex A

Reconciliation of Non-GAAP Financial Measures

We use non-GAAP measures in our fiscal 2021 performance highlights table and for Post-MIP Operating Income in this Proxy Statement. The following tables provide a reconciliation of the non-GAAP measures to the most closely related GAAP measures. These non-GAAP measures should not be construed as a substitute for or a better indicator of the Company’s performance than the Company’s GAAP results. Management believes presenting certain financial information excluding strategic corporate reorganization costs is important for purposes of comparison to prior year results. In addition, management uses these metrics to evaluate the Company’s underlying operating performance and to analyze trends.

Reconciliation of GAAP Operating Income and Diluted Earnings Per Share to Adjusted Operating Income and Adjusted Diluted Earnings per Share:
Year Ended
(In thousands, except per share amounts)	December 26, 2021
GAAP operating income	$168,241
Strategic corporate reorganization costs	13,094
Adjusted operating income	$181,335

GAAP diluted earnings per common share	$0.12
Strategic corporate reorganization costs	0.37
Repurchase and conversion of Series B Preferred Stock	3.10
Tax effect of strategic corporate reorganization costs	(0.08)
Adjusted diluted earnings per common share	$3.51
Reconciliation of GAAP Operating Income to Post-MIP Operating Income, excluding Strategic Corporate Reorganization Costs:
Year Ended
(In thousands)	December 26, 2021
Operating income	$168,241
Net income attributable to noncontrolling interests	(4,939)
Strategic corporate reorganization costs	13,094
Post-MIP operating income, excluding strategic corporate reorganization costs	$176,396

A-1

VIEW MATERIALS & VOTE w SCAN TO PAPA JOHN'S INTERNATIONAL, INC. 2002 PAPA JOHN'S BLVD LOUISVILLE, KY 40299 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/PZZA2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 25, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to PAPA JOHN’S INTERNATIONAL, INC., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D67780-P67917 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PAPA JOHN'S INTERNATIONAL, INC. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH ANY DIRECTIONS HEREIN GIVEN. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES NAMED IN ITEM 1, AND "FOR" THE PROPOSALS SET FORTH IN ITEMS 2 AND 3, AND "AGAINST" THE PROPOSAL SET FORTH IN ITEM 4. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL THE NOMINEES IN ITEM 1, "FOR" THE PROPOSALS IN ITEMS 2 AND 3. 1. Election of the following director nominees: For Against Abstain For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Ratification of the Selection of Independent Auditors: To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the 2022 fiscal year. 1a. Christopher L. Coleman 1b. Olivia F. Kirtley ! ! ! 3. Advisory approval of the Company's executive compensation. 1c. Laurette T. Koellner 1d. Robert M. Lynch THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THE PROPOSAL IN ITEM 4. For Against Abstain ! ! ! 1e. Jocelyn C. Mangan 4. Stockholder proposal regarding ESG disclosure related to pork housing. 1f. Sonya E. Medina 1g. Shaquille R. O'Neal 1h. Anthony M. Sanfilippo 1i. Jeffrey C. Smith Please sign exactly as name appears on proxy. If shares are held by joint tenants, all parties in the joint tenancy must sign. When signing as attorney, executor, administrator, trustee or guardian, state capacity. If executed by a corporation, the proxy should be signed by a duly authorized officer. If a partnership, please sign in partnership name by authorized person. Proxy card must be signed and dated below. For address changes, please send via email to: investor_relations@papajohns.com Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Papa John's International, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so the shares may be represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.papajohns.com/investor. Proxy card must be signed and dated on the reverse side. ∇Please fold and detach card at perforation before mailing.∇ D67781-P67917 PAPA JOHN’S INTERNATIONAL, INC. P.O. Box 99900, Louisville, Kentucky 40269-0900 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders The undersigned, a stockholder of PAPA JOHN’S INTERNATIONAL, INC., a Delaware corporation (the "Company"), hereby constitutes and appoints CAROLINE MILLER OYLER and JOHN M. MATTER and each of them, the true and lawful attorneys and proxies with full power of substitution, for and in the name, place and stead of the undersigned, to vote all shares of the common stock of the Company as instructed herein that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/PZZA2022, on Tuesday, April 26, 2022, at 11:00 A.M., Eastern Time, and at any adjournment or postponement thereof. The proxies are authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment or postponement thereof. The undersigned hereby revokes all proxies heretofore given. The undersigned hereby acknowledges receipt of a copy of the Notice of Annual Meeting and Proxy Statement, both dated March 22, 2022, and a copy of the Company’s Annual Report for the fiscal year ended December 26, 2021. Attention participants in 401(k) Plan: If shares of Papa John's International, Inc. common stock are held through the Papa John’s International, Inc. 401(k) Plan, you should complete, sign and return this proxy card to instruct Principal Trust Company, the plan trustee, how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Time, on April 20, 2022 so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. VOTING INSTRUCTIONS ON REVERSE SIDE. (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)